Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

KINGSOFT CLOUD HOLDINGS LIMITED

as Parent

and

CAMELOT EMPLOYEE SCHEME INC.

as Company

and

YIMING MA (马一鸣)

as a Founder and the Seller Representative

and

HEIDI CHOU (周鹤)

as a Founder

and

BENEFIT OVERSEAS LIMITED

DREAMS POWER LTD.

as Founder Holdcos

Dated as of July 31, 2021

i

ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 31, 2021, is entered into by and among (i) Kingsoft Cloud Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”), (ii) Camelot Employee Scheme, INC., a company incorporated under the Laws of the British Virgin Islands (the “Company”), (iii) Yiming MA (马一鸣), a United States citizen with a passport number of ***** and in his capacity as both a Founder (as defined below) and the Seller Representative (as defined below), (iv) Heidi Chou (周鹤), a United States citizen with a passport number of ***** (together with Yiming MA (马一鸣), each a “Founder” and collectively, the “Founders”), (v) Benefit Overseas Limited, a company incorporated under the Laws of the British Virgin Islands and wholly owned and Controlled by (as defined below) Yiming MA (马一鸣), and (vi) Dreams Power Ltd., a company incorporated under the Laws of the British Virgin Islands and wholly owned and Controlled by (as defined below) Heidi Chou (周鹤 ) (together with Benefit Overseas Limited, each a “Founder Holdco” and collectively, the “Founder Holdcos”, together with the Founders, the “Founder Parties”). The Company, Parent, the Founders, the Founder Holdcos, Merger Subs (upon their respective incorporations) will each be referred to herein from time to time as a “Party” and, collectively, as the “Parties”. Parent and Merger Subs (upon their respective incorporations) will each be referred to herein from time to time as a “Parent Party” and, collectively, as the “Parent Parties”.

RECITALS

WHEREAS, the Parties intend that (i) Benefit Overseas Limited be merged with and into a company to be incorporated under the Laws of the British Virgin Islands and wholly owned by Parent (“Merger Sub A”) (the “BOL Merger”) and (ii) Dreams Power Ltd. be merged with and into a company to be incorporated under the Laws of the British Virgin Islands and wholly owned by Parent (“Merger Sub B”) (the “DPL Merger”, together with the BOL Merger, the “Initial Mergers”), respectively, whereby (x) Merger Sub A shall survive the BOL Merger as the surviving company and (y) Merger Sub B shall survive the DPL Merger as the surviving company, in each case, upon the terms and subject to the conditions set forth in this Agreement. Each of Merger Sub A and Merger Sub B shall, upon the consummation of the applicable Initial Merger, continue to be a wholly owned Subsidiary of Parent after such Initial Merger;

WHEREAS, the Parties intend that, immediately following the consummation of the Initial Mergers, the Company be merged with and into a company to be incorporated under the Laws of the British Virgin Islands and wholly owned by Parent (“Merger Sub C” and together with Merger Sub A and Merger Sub B, collectively, “Merger Subs”) (the “Acquisition Merger” and together with the Initial Mergers, collectively, the “Mergers”, and a reference to a “Merger” shall mean any of them), with Merger Sub C surviving the Acquisition Merger as the surviving company upon the terms and subject to the conditions set forth in this Agreement and continuing to be a wholly owned Subsidiary of Parent after the Acquisition Merger;

WHEREAS, the sole director of the Company has (i) determined that it is in the best interest of the Company, and declared it advisable for the Company to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and consummation of the transactions contemplated hereby, including but not limited to the Acquisition Merger, and (iii) resolved to recommend the approval of this Agreement and the Acquisition Merger to the shareholders of the Company pursuant to Part IX of the British Virgin Islands Business Companies Act, 2004, as amended (the “BVI Companies Act”);

WHEREAS, the board of directors of Parent has (i) approved the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby, including but not limited to the Mergers, (ii) declared it advisable for Parent to enter into this Agreement and (iii) approved the establishment of Merger Subs;

WHEREAS, each of the sole director and the sole shareholder of the Founder Holdcos has (i) determined that it is in the best interest of such Founder Holdco, and declared it advisable for such Founder Holdco, to enter into this Agreement, and (ii) approved the execution, delivery and performance by such Founder Holdco of this Agreement and the consummation of the transactions contemplated hereby, including but not limited to the Initial Mergers, as the case may be; and

WHEREAS, the parties to this Agreement intend (a) that, for U.S. federal income tax purposes, each of the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (b) this Agreement to be, and hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) (collectively, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements hereinafter contained, and intending to be legally bound, the Parties hereby agree as follows:

Article I

Definitions

Section 1.1 Certain Definitions. For the purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1.

“Acquisition Merger” has the meaning ascribed to it in the Recitals.

“Acquisition Merger Effective Time” has the meaning ascribed to it in Section 2.5(c).

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Government Authority.

“Adjusted Merger Consideration” means the product obtained by multiplying 79.533% by an amount equals to the difference of: (i) Preliminary Merger Consideration minus (ii) the Estimated Closing Adjustment. For the avoidance of doubt, the Adjusted Merger Consideration solely consists of the Aggregate Closing Merger Consideration, Escrow Amount, Holdback KC Shares and the Aggregate Second-Tranche Merger Consideration.

“ADSs” means the American depository shares of Parent, each one of which, as of the date hereof, represents fifteen (15) KC Shares.

“Affiliate” means, (a) with respect to any Person that is an individual, his or her Immediate Family Members and (b) with respect to any Person that is not an individual, any other Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Aggregate Closing Merger Consideration” means the portion of the Adjusted Merger Consideration that is payable at the Closing.

“Aggregate Second-Tranche Merger Consideration” means the portion of the Adjusted Merger Consideration that is payable at the Second-Tranche Payment Date.

“Aggregate Withheld Amount” means the aggregate amount of the Withheld Amount of all Non-Founder Shareholders.

“Agreement” has the meaning ascribed to it in the Preamble.

“Antitrust Laws” mean any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or reducing competition through merger, acquisition or other forms such as establishment of a joint venture or contractual arrangement.

“Applicable Accounting Standard” means the PRC GAAP as in effect from time to time, applied in ways consistent with the accounting principles, standards, methodologies, assumptions and policies that were used in the preparation of the Financial Statements.

“Articles of Acquisition Merger” has the meaning ascribed to it in Section 2.5(c).

“Articles of Initial Merger (BOL)” has the meaning ascribed to it in Section 2.5(a).

“Articles of Initial Merger (DPL)” has the meaning ascribed to it in Section 2.5(b).

“Articles of Initial Merger” means the Articles of Initial Merger (BOL) or the Articles of Initial Merger (DPL), as the case may be.

“Articles of Mergers” has the meaning ascribed to it in Section 2.5(c).

“Balance Sheet Date” means June 30, 2021.

“Bankruptcy and Equity Exception” has the meaning ascribed to it in Section 3.2.

“Beijing Camelot” means Camelot Technology Co., Ltd. (柯莱特科技股份有 限公司).

“Big Four” means Deloitte Touche Tohmatsu, Ernst & Young, KPMG and PricewaterhouseCoopers and their respective PRC Affiliates.

“Blocked Persons” has the meaning ascribed to it in Section 3.25(c).

“BOL Merger” has the meaning ascribed to it in the Recitals.

“Business” means, in respect of a Group Company, the business of such Group Company as currently conducted and, in respect of the Group Companies, the businesses of the Group Companies as currently conducted.

“Business Day” means a day that is not a Saturday or Sunday or any other day on which banks in the PRC, New York, the Cayman Islands, the British Virgin Islands, or Hong Kong are required or authorized to be closed.

“BVI Companies Act” has the meaning ascribed to it in the Recitals.

“BVI Registrar” has the meaning ascribed to it in Section 2.5(a).

“Charter Documents” means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, certificate of approval, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Circular 7” means Circular No. 7 issued by the PRC State Administration of Taxation on February 3, 2015, titled “Circular on Certain Questions relating to the Enterprise Income Tax of Indirect Transfers of Assets by Non-Resident Enterprises (关于非居民企业间接转让财产企业所得税若干问题的公告)”, and any amendment, implementing rules, or official interpretation thereof or any replacement, successor or alternative legislation having the same subject matter thereof.

“Circular 7 Filing” has the meaning ascribed to it in Section 5.8(b).

“Circular 7 Taxes” has the meaning ascribed to it in Section 5.8(b).

“Closing” has the meaning ascribed to it in Section 2.3.

“Closing Adjustment Statement” has the meaning ascribed to it in Section 2.10(b)(i).

“Closing Date” has the meaning ascribed to it in Section 2.3.

“Closing June 30 Management Accounts” has the meaning ascribed to it in Section 2.13.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning ascribed to it in the Preamble.

“Company Articles” means the Second Amended and Restated Memorandum and Articles of Association of the Company adopted on April 29, 2014, as may be amended from time to time.

“Company Intellectual Property” has the meaning ascribed to it in Section 3.14(a).

“Company IP Agreements” means (a) licenses of Company Intellectual Property by any Group Company to any third party, (b) licenses of Intellectual Property by any third party to any Group Company and (c) agreements between any Group Company and any third party relating to the development or use of Intellectual Property.

“Company Representatives” has the meaning ascribed to in Section 3.17(c).

“Company Share Awards” means the share-based awards granted to acquire Company Shares.

“Company Shareholders Approval” means the duly Shareholders resolutions under the BVI Companies Act (through the Shareholders Meeting or a unanimous written resolution of all of the Shareholders) to (a) approve and authorize this Agreement, the Plan of Acquisition Merger, the Articles of Acquisition Merger and all the transactions contemplated hereby; (b) waive any and all appraisal or dissenting rights and/or any other claims each of them is entitled to with respect to the Acquisition Merger under the BVI Companies Act and applicable law (in the case of a Shareholders Meeting, only with respect to the Shareholders who have casted an affirmative vote); and (c) authorize and appoint the Seller Representative, with respect to each of the Shareholders who has casted an affirmative vote, its representative and attorney-in-fact to act on behalf of such Person with respect to this Agreement and the transactions contemplated thereby.

“Company Shares” means the no par value shares of the Company of a single class.

“Contract” means any legally binding contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, franchise, Permit or license.

“Control”, including but not limited to the terms “Controlled by” and “under common Control with”, and with respect to any Person, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the management, policies or affairs of such Person, whether through ownership of voting securities, as trustee, personal representative or executor, by Contract or otherwise.

“Cyber Security and Data Protection Related Laws” means laws and regulations relating to cyber security, Personal Information protection and Important Data protection applicable to any Group Company, including but not limited to PRC Laws and regulations relating to cyber security, Personal Information protection, the General Data Protection Regulation of European Union, and any other applicable Law and regulation relating to cyber security and data protection in any other country or jurisdiction.

“Disclosure Schedule” has the meaning ascribed to it in Article III.

“Disposition Actions” has the meaning ascribed to it in Section 5.14(b).

“Disputed Amounts” has the meaning ascribed to it in Section 2.10(c)(iii).

“Dissenting Shares” has the meaning ascribed to it in Section 2.7(c).

“DPL Merger” has the meaning ascribed to it in the Recitals.

“Effective Times” or “Effective Time” has the meaning ascribed to it in Section 2.5(c).

“Escrow Agent” means any “bulge bracket” banking institution with operations in Hong Kong or any other Person the Parties may mutually agree otherwise.

“Escrow Agreement” means an agreement by and among Parent, the Seller Representative and the Escrow Agent to be executed and delivered at the Closing.

“Escrow Amount” means the US$ equivalent of RMB150 million in cash.

“Escrow Deduction” has the meaning ascribed to it in Section 2.11(b).

“Escrow Release Date” means April 30, 2022.

“Estimated Closing Adjustment” has the meaning ascribed to it in Section 2.10(a)(ii).

“Estimated Closing Adjustment Statement” has the meaning ascribed to it in Section 2.10(a)(i).

“Estimated Valuation Adjustment Basis” has the meaning ascribed to it in Section 2.10(a)(i).

“Excess Amount” has the meaning ascribed to it in Section 2.12(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Excluded Shares” has the meaning ascribed to it in Section 2.7(c).

“Final Award Schedule” has the meaning ascribed to it in Section 2.8(b).

“Final Valuation Adjustment Basis” has the meaning ascribed to it in Section 2.10(b)(i).

“Financial Statements” has the meaning ascribed to it in Section 3.9(a).

“Founder” or “Founders” has the meaning ascribed to it in the Preamble.

“Founder Holdco” or “Founder Holdcos” has the meaning ascribed to it in the

Preamble.

“Founder Parties” has the meaning ascribed to it in the Preamble.

“Fundamental Warranties” means, collectively, the statements set forth in Section 3.1, Section 3.2, Section 3.3, and Section 3.4 of Article III.

“Government Authority” means any multinational, national, federal, territorial, state, provincial, autonomous region’s, directly administered municipalities’, county, municipal or local, whether foreign or domestic, governmental entity, quasi-governmental entity, legislature, court, tribunal, judicial or arbitral body, commission, board, bureau, agency or instrumentality, stock or commodities exchange, or any regulatory, administrative or other department, agency, or any political or other subdivision, department or branch of any of the foregoing.

“Government Official” means (a) any officer, employee or other individual acting in an official capacity for a Government Authority or agency or instrumentality thereof (including but not limited to any state-owned or controlled enterprise) (e.g., legislative, administrative, judicial, military or public education departments) at any level (e.g., county and municipal level, provincial or central level), or any department or agency thereof, (b) political party officials and candidates for political office, (c) directors, officers and employees of state-owned, state-controlled or state-operated enterprises, or (d) officers, employees and other persons working in an official capacity on behalf of any public international organization (regardless of seniority), e.g., the United Nations or the World Bank.

“Group Companies” or “Group” means the Company and its Subsidiaries.

“HKIAC Rules” has the meaning ascribed to it in Section 9.4(a).

“HMT” has the meaning ascribed to it in Section 3.25(b).

“Holdback KC Shares” means, subject to the Holdback Share Deduction, the number of KC Shares equal to the product of (a) the US$ equivalent of RMB180 million divided by (b) the KC Share Price.

“Holdback Release Date” means June 30, 2023.

“Holdback Share Deduction” has the meaning ascribed to it in Section 2.12(b).

“Hong Kong” means Hong Kong Special Administrative Region of the PRC.

“Immediate Family Members”, with respect to any natural Person, means (a) such Person’s spouse, parents, parents-in-law, grandparents, children, grandchildren, siblings and siblings-in-law (in each case whether adoptive or biological), (b) spouses of such Person’s children, grandchildren and siblings (in each case whether adoptive or biological), and (c) estates, trusts, partnerships and other Persons which directly or indirectly through one or more intermediaries are Controlled by any of the foregoing.

“Important Data” means any data that is closely related to national security, economic development and public interest.

“Indebtedness” of any Person means, long term loans, bonds payable (including but not limited to preferred shares and perpetual bonds), leasing liabilities, long-term accounts payable, long-term employee compensation payable, estimated liabilities, deferred income, deferred income tax liabilities, other non-current liabilities due more than one year.

“Indemnification Threshold” has the meaning ascribed to it in Section 8.2(b)(i).

“Indemnified Party” has the meaning ascribed to it in Section 8.2(c)(i).

“Indemnifying Party” has the meaning ascribed to it in Section 8.2(c)(i).

“Indemnitors” has the meaning ascribed to it in Section 8.2(a).

“Independent Accountant” has the meaning ascribed to it in Section 2.10(c)(iii).

“Initial Mergers” has the meaning ascribed to it in the Recitals.

“Initial Mergers Effective Time” has the meaning ascribed to it in Section 2.1(b).

“Initial Merger Effective Time (BOL)” has the meaning ascribed to it in Section 2.5(a).

“Initial Merger Effective Time (DPL)” has the meaning ascribed to it in Section 2.5(b).

“Intellectual Property” means any and all patents, patent applications, trademarks, service marks, trade names, copyrights, Software, trade secrets, processes, compositions of matter, formulas, designs, inventions, proprietary rights, know-how, domain names, URLs, web sites, web pages, drawings, designs, databases.

“Intended Tax Treatment” has the meaning ascribed to it in the Recitals.

“Intended U.S. Tax Treatment” has the meaning ascribed to it in Section 5.9(b).

“June 30 Financial Statements” has the meaning ascribed to it in Section 2.13.

“June 30 Management Accounts” has the meaning ascribed to it in Section 2.13.

“KC Share Award” has the meaning ascribed to it in Section 2.8(a).

“KC Share Price” means the per share price for KC Shares, which shall be determined based on (a) with respect to any KC Shares issued on the Closing Date, the volume-weighted average price of Parent’s ADSs listed on the NASDAQ for thirty (30) trading days immediately preceding the Closing Date; (b) with respect to any KC Shares issued on the Holdback Release Date, the volume-weighted average price of Parent’s ADSs listed on the NASDAQ for thirty (30) trading days immediately preceding the Holdback Release Date; or (c) with respect to any KC Shares issued on the Second-Tranche Payment Date, the volume-weighted average price of Parent’s ADSs listed on the NASDAQ for thirty (30) trading days immediately preceding the Second-Tranche Payment Date.

“KC Shares” means the ordinary shares of Parent, par value US$0.001 per share.

“Key Employees” means the Senior Managers, president, vice presidents and business unit leaders of any Group Company and all other members of management who report directly to the board of directors or the chief executive officer (or equivalent) of any Group Company.

“Knowledge” means (a) with respect to any Group Company, the knowledge actually possessed or should have been possessed after due inquiry by the Senior Managers, (b) with respect to each of the Founder Parties, the knowledge actually possessed or should have been possessed after due inquiry by the respective Founder, and (c) with respect to any Parent Party, the knowledge actually possessed or should have been possessed after due inquiry by the chief executive officer, chief financial officer, chief operating officer and president of Parent.

“Law” or “Laws” means any foreign, federal, state, municipal or local law, statute, code, ordinance, rule, decree, regulation or any common law of any Government Authority or jurisdiction.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings or investigations (whether civil or criminal, judicial or administrative, at Law or in equity, or public or private) by or before a Government Authority.

“Liability” or “Liabilities” means any indebtedness, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), including but not limited to those arising under any Law, Order, Legal Proceeding or Contract and including but not limited to all costs and expenses relating thereto.

“Licensed Intellectual Property” means Intellectual Property licensed to any Group Company pursuant to the Company IP Agreements to which it is a party.

“Lien” means any lien (including, without limitation, tax lien), encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, restrictive covenant, right of first refusal, right of first offer, easement, servitude or restriction of any kind, including without limitation or restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Long Stop Date” means December 31, 2021 or another date as the Company and Parent may mutually agree in writing.

“Losses” has the meaning ascribed to it in Section 8.2(a).

“Material Adverse Effect” means any change, circumstance, condition, event or effect that, individually or in the aggregate, is or would reasonably be expected to become materially adverse to (a) the business, operations, assets, Liabilities, condition (financial or otherwise), results of operations, or prospects of either the Company and its Subsidiaries (taken as a whole) or Parent and its Subsidiaries (taken as a whole), as the case may be, or (b) the ability of (x) any Warrantor; or (y) Parent, as the case may be, to consummate the transactions contemplated by this Agreement and to perform its obligations hereunder and under any other Transaction Documents to which it is a party; provided, however, that a “Material Adverse Effect” shall not include any event, occurrence, fact, condition, change or effect, directly or indirectly, arising out of or attributable to: (i) any changes in conditions generally affecting the industries in which the Company and its Subsidiaries or Parent and its Subsidiaries, as applicable, operate; (ii) any changes in financial, banking or securities markets in general; (iii) with respect to the Company and its Subsidiaries, any action required or permitted by this Agreement or action taken (or omitted to be taken) with the written consent of or at the written request of any Parent Party; (iv) any changes in general economic, political or social conditions, including the substitution of any Government Authority, armed hostilities, national emergencies or acts of war (whether or not declared), sabotage or terrorism, changes in government or military actions, or any escalation or worsening of any of the foregoing; (v) any natural or man-made disaster, pandemics (including without limitation COVID-19 pandemic) or acts of God; (vi) any changes in applicable Laws or accounting rules or the enforcement, implementation or interpretation thereof after the date of this Agreement; or (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company or the Parent, as applicable; provided, that any such effect arising out of or resulting from any change or event referred to in clause (i), (ii), (iv), (v), (vi) or (vii) above may constitute, and be taken into account in determining the occurrence of, a Material Adverse Effect if such change or event has a disproportionate impact on the Company and its Subsidiaries or the Parent and its Subsidiaries, in each case, taken as a whole, compared to other companies that operate in the industries in which the Company and its Subsidiaries, or the Parent and its Subsidiaries, as applicable, operate its business.

“Material Contract” has the meaning ascribed to it in Section 3.16(a).

“Measurement Period” has the meaning ascribed to it in Section 2.13.

“Merger” or “Mergers” has the meaning ascribed to it in the Recitals.

“Merger Consideration Schedule” has the meaning ascribed to it in Section 2.10(a)(i).

“Merger Sub” and “Merger Subs” have the meaning ascribed to it in the Recitals.

“Merger Sub A” has the meaning ascribed to it in the Recitals.

“Merger Sub Articles” has the meaning ascribed to it in Section 2.6(c).

“Merger Sub B” has the meaning ascribed to it in the Recitals.

“Merger Sub C” has the meaning ascribed to it in the Recitals.

“NASDAQ” means the Nasdaq Stock Market.

“No-insider Trading Obligors” has the meaning ascribed to it in Section 5.5(c).

“Non-disclosure Obligor” has the meaning ascribed to it in Section 5.5(a).

“Non-Founder Shareholder” means, collectively, all of the Shareholders other than the Founder Holdcos.

“OFAC” has the meaning ascribed to it in Section 3.25(b).

“Offshore Subsidiaries” means, collectively, Camelot Information Systems Inc., a company incorporated under the Laws of the British Virgin Islands, and Camelot Innovative Technologies Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands.

“Order” means any written order, injunction, judgment, decree, legally binding notice, ruling, writ, assessment or arbitration award of a Government Authority.

“Parent” has the meaning ascribed to it in the Preamble.

“Parent Group Companies” means Parent and its Subsidiaries; for the avoidance of doubt, Parent Group Companies shall not include Merger Subs until their respective incorporations.

“Parent Incentive Plan” has the meaning ascribed to it in Section 2.8(a).

“Parent Indemnitees” has the meaning ascribed to it in Section 8.2(a).

“Parent Party” or “Parent Parties” has the meaning ascribed to it in the Preamble.

“Party” or “Parties” has the meaning ascribed to it in the Preamble.

“Permit” means any approval, authorization, consent, license, permit or certificate of or issued by a Government Authority.

“Permitted Liens” means (a) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith and by appropriate proceedings; (b) Liens imposed by applicable Law; (c) Liens arise in the ordinary course of business; (d) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not materially adversely affect the full use and enjoyment of the assets subject thereto for the purposes for which they are currently used, or materially detract from their value; and (e) Liens, security indebtedness or liabilities that are reflected in the Financial Statements and the June 30 Management Accounts.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Government Authority or other entity.

“Personal Information” means any information that is recorded electronically or in any other way that could identify a specific natural person or reflect any activity of such a person, either by its own or in combination with other information.

“Plan of Acquisition Merger” has the meaning ascribed to it in Section 2.5(c).

“Plan of Initial Merger (BOL)” has the meaning ascribed to it in Section 2.5(a).

“Plan of Initial Merger (DPL)” has the meaning ascribed to it in Section 2.5(b).

“Plans of Merger” has the meaning ascribed to it in Section 2.5(c).

“Post-Closing Adjustment” has the meaning ascribed to it in Section 2.10(b)(ii).

“PRC” or “China” means the People’s Republic of China, excluding, for the purposes of this Agreement, Hong Kong, Macau Special Administrative Region of the PRC and the island of Taiwan.

“PRC GAAP” means the China Accounting Standards (企业会计准则) as promulgated and amended from time to time and their interpretations, guidelines and implementation rules, which collectively are accepted as generally accepted accounting principles in the PRC.

“PRC Group Companies” means, collectively, each of the Group Companies incorporated under the Laws of the PRC.

“Preliminary Award Schedule” has the meaning ascribed to it in Section 2.8(b).

“Preliminary Merger Consideration” means the US$ equivalent of RMB6 billion.

“Principal Subsidiaries” means the principal Group Companies as set forth in Schedule D.

“Prospective Grantees” or “Prospective Grantee” has the meaning ascribed to it in Section 2.8(a).

“Real Property” means all land, buildings and other structures, facilities or improvements currently located thereon, and all fixtures, systems, equipment that is/are the subject of ownership, lease, occupation or use by any Group Company.

“Registration” means a registration effected by preparing and filing a Registration Statement and the declaration or ordering of the effectiveness of that Registration Statement; and the terms “Register” and “Registered” have meanings concomitant with the foregoing.

“Registrable Securities” has the meaning ascribed to it in Section 5.12(c).

“Registration Statement” means a registration statement prepared on F-3 or another form that allows the resale on a continuous or a delayed basis by the holders of the Registrable Securities under the Securities Act (pursuant to Rule 415 under the Securities Act and/or any similar rule that may be adopted by the SEC), or on any comparable form in connection with registration in a jurisdiction other than the United States.

“Related Parties” means (a) the members or shareholders or equity interest holders (in each case, but excluding any Group Company) of any Group Company, (b) the directors, officers and employees of any Group Company and (c) the Affiliates of the Persons enumerated under (a) and (b).

“Related Party Contracts” has the meaning ascribed to it in Section 3.20(a).

“Representatives” means, with respect to any Person, any director, officer, employee, agent, manager, consultant, advisor, or other representative of such Person, including legal counsel, accountants and financial advisors.

“Reporting Transactions” has the meaning ascribed to it in Section 5.8(b).

“Required Antitrust Clearances” means all consents, clearances, approvals, permissions, license, variance, exemption, authorization, acknowledgement, permits, nonactions, orders and waivers required to be obtained from, and all registrations, applications, notices and filings required to be made with or provided to, any Government Authority or other third party, under or in connection with any Antitrust Laws, in connection with the implementation of this Agreement, including without limitation, filings with SAMR for merger review.

“Required Licenses” has the meaning ascribed to it in Section 3.17(a).

“Resolution Period” has the meaning ascribed to it in Section 2.10(c)(ii).

“Review Period” has the meaning ascribed to it in Section 2.10(c)(i).

“RMB” means Renminbi, the lawful currency of the PRC.

“Rollover Shareholders” means the Shareholders that has received KC Shares as Adjusted Merger Consideration under this Agreement.

“SAMR” means the State Administration for Market Regulation of the PRC (including its predecessor, the State Administration of Industry Commerce of the PRC) or its local counterparts.

“Sanctioned Country” has the meaning ascribed to it in Section 3.25(a).

“Sanctions and Export Control Laws” has the meaning ascribed to it in Section 3.25(b).

“Sanctions Programs” has the meaning ascribed to it in Section 3.25(d).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission of the United States.

“SEC Documents” has the meaning ascribed to it in Section 4.6.

“Second-Tranche Merger Consideration” means (a) with respect to each of the Founders, the portion of the Aggregate Second-Tranche Merger Consideration payable to him or her for the applicable Initial Merger, (b) with respect to each of the Non-Founder Shareholders, the portion of the Aggregate Second-Tranche Merger Consideration payable to it for the Acquisition Merger, in each case in cash denominated in United States dollars and/or in KC Shares as set forth in the Merger Consideration Schedule.

“Second-Tranche Payment Date” means June 30, 2023.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Seller Representative” means Yiming MA (马一鸣).

“Senior Managers” means the chief executive officer (or equivalent), chief financial officer, chief operating officer and president of the Principal Subsidiaries.

“Shareholders” means any registered holder of the Company Shares as of immediately prior to the Initial Mergers Effective Time, and a reference to “Shareholder” means each of them.

“Shareholders Meeting” means the meeting of the holders of Company Shares for the purpose of seeking the authorization and approval of this Agreement, the Plan of Acquisition Merger, the Articles of Acquisition Merger and the transactions contemplated hereby, including any adjournment thereof.

“Signing June 30 Management Accounts” has the meaning ascribed to it in Section 2.13.

“Software” means all material computer programs and software used in connection with the business of Group Companies or owned by Group Companies as of the date hereof.

“Specified Contracts” means the agreements set forth in Schedule E.

“Statement of Objections” has the meaning ascribed to it in Section 2.10(c)(ii).

“Subsidiary” means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person.

“Surviving Acquisition Holdco I” has the meaning ascribed to it in Section 2.1(a).

“Surviving Acquisition Holdco II” has the meaning ascribed to it in Section 2.1(b).

“Surviving Acquisition Holdcos” means collectively, Surviving Acquisition Holdco I and Surviving Acquisition Holdco II, and a reference to “Surviving Acquisition Holdco” shall mean any of them.

“Surviving Company” has the meaning ascribed to it in Section 2.2.

“Tax” or “Taxes” means (a) in the PRC, (i) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including, without limitation, all net income (including but not limited to enterprise income tax and individual income withholding tax), turnover (including but not limited to value-added tax, business tax, and consumption tax), resource (including but not limited to urban and township land use tax), special purpose (including but not limited to land value-added tax, urban maintenance and construction tax, and additional education fees), property (including but not limited to urban real estate tax and land use fees), documentation (including but not limited to stamp duty and deed tax), filing, recording, social insurance (including but not limited to pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including but not limited to import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments of any kind whatsoever, (ii) all interest, penalties (but not limited to administrative, civil or criminal), or additional amounts imposed by any Government Authority in connection with any item described in clause (i) above, (iii) any form of transferor liability imposed by any Government Authority in connection with any item described in clauses (i) and (ii) above, and (b) in any jurisdiction other than the PRC, all similar liabilities as described in clause (a) above.

“Tax Claim” has the meaning ascribed to it in Section 8.2(a)(iv).

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including but not limited to any attachments thereto, and any amendment thereof), including but not limited to any information return, claim for refund, amended return or declaration of estimated Tax, and including but not limited to, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes any Group Company.

“Third Party Claim” has the meaning ascribed to it in Section 8.2(c)(ii).

“Top Ten Customers” has the meaning ascribed to it in Section 3.24.

“Top Ten Suppliers” has the meaning ascribed to it in Section 3.24.

“Transaction Documents” means this Agreement, the Escrow Agreement, and the other agreements, documents, or instruments or certificates that are executed and delivered by any party to any other party concurrently with or in connection with the transactions contemplated by this Agreement.

“Transaction Expenses” means, to the extent due and unpaid as of immediately prior to the Closing, without duplication, solely in connection with consummation of the Merger, (a) the out-of-pocket fees, expenses and other similar amounts that have been incurred on or prior to the Closing by any Group Company or Founder Parties (or, to the extent any Group Company is responsible for payment thereof, any Shareholder or its Affiliates) in connection with the negotiation, execution, performance under or consummation of the transactions contemplated by this Agreement, the other Transaction Documents, any other document contemplated hereby, including but not limited to any investment banking, accounting, advisory, broker’s, finder’s or legal fees, (b) any stay bonus, transaction completion bonus, change-of-control payment, retention payment or other similar payment made or required to be made to any current or former directors, managers, officers, employees or service providers (including but not limited to independent contractors) of any Group Company, and the employer portion of any payroll, social security, unemployment or similar Taxes, withholding obligations or similar liabilities attributable to such payments, and (c) any severance obligations payable to current or former directors, managers, officers, employees or service providers (including but not limited to independent contractors) of any Group Company whose employment or service relationship is terminated by any Group Company or any of their Affiliates and any Taxes payable in connection therewith (including but not limited to the employer portion of any payroll, social security, unemployment or similar Taxes, withholding obligations or similar liabilities attributable to such payments).

“Transfer” means, with respect to any KC Shares, directly or indirectly, by operation of Law, Contract or otherwise, (a) to sell, Contract to sell, give, assign, hypothecate, pledge, encumber or create or permit to subsist any Liens over, grant a security interest in, offer, sell any option or Contract to purchase, purchase any option or Contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such KC Shares (or any interest therein), (b) to engage in any hedging, swap, forward Contract or other transaction that is designed to or which reasonably could be expected to lead to or result in a sale or disposition of beneficial ownership of, or pecuniary interest in, such KC Shares, including but not limited to any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to such KC Shares, or (c) to enter into a short sale of, or trade in, derivative securities representing the right to vote or economic benefits of, such KC Shares.

“UNSC” has the meaning ascribed to it in Section 3.25(b).

“US$” means United States dollars, the lawful currency of the United States.

“U.S. GAAP” means the generally accepted accounting principles of the United States.

“Valuation Adjustment Basis” means (a) net working capital of the Group Companies, less (b) indebtedness of the Group Companies, in each case determined on a consolidated basis without duplication, using the same methodologies, principles, conventions, policies and procedures that are specified in the Schedule B and used in the preparation of, and including only current assets, current liabilities and indebtedness to the extent that such assets and liabilities are of the type and kind included in, the example calculation of Valuation Adjustment Basis in the Schedule B.

“Warrantors” means, collectively, the Founder Parties and the Company.

“Withheld Amount” means, with respect to the Non-Founder Shareholders, the amount set forth opposite each Non-Founder Shareholder’s name in Merger Consideration Schedule under the heading “Withheld Amount.”

Section 1.2 Interpretation and Rules of Construction.

(a) Unless otherwise expressly provided, for the purposes of this Agreement, the following rules of interpretation shall apply:

(i) the provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement;

(ii) any reference in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement, unless otherwise indicated. All Exhibits and Schedules hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein;

(iii) any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa;

(iv) the word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it;

(v) words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires; and

(vi) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.

(vii) if the conversion between US$ and RMB is necessary for the purposes of this Agreement, unless specifically provided otherwise, such conversion shall be conducted at the US$: RMB middle exchange rate last published by China Foreign Exchange Trade System under the authorization of the People’s Bank of China (at http://www.pbc.gov.cn/zhengcehuobisi/125207/125217/125925/index.html) as of the date that is one (1) Business Day prior to the date hereof.

(b) The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 1.3 Language. This Agreement is made in the English language (except such Exhibits or Schedules appended to it which are written in the Chinese language). For any Exhibit or Schedule which was prepared in both the English and the Chinese languages, the English version will prevail.

Article II

The Merger; Closing; Effective Time

Section 2.1 The Initial Mergers. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the BVI Companies Act:

(a) at the Initial Merger Effective Time (BOL), Benefit Overseas Limited shall be merged with and into Merger Sub A and the separate corporate existence of Benefit Overseas Limited shall cease immediately thereupon. Merger Sub A will continue its corporate existence under the BVI Companies Act and shall be the surviving company resulting from the BOL Merger (“Surviving Acquisition Holdco I”), and assets of every description, including choses in action and the business of each of Benefit Overseas Limited and Merger Sub A shall vest in the Surviving Acquisition Holdco I and Surviving Acquisition Holdco I shall be liable for all claims, debts, liabilities and obligations of each of Benefit Overseas Limited and Merger Sub A, all as provided under this Agreement, the Articles of Initial Merger (BOL) (as defined below) and the applicable provisions of the BVI Companies Act; and

(b) at the Initial Merger Effective Time (DPL), Dreams Power Ltd. shall be merged with and into Merger Sub B, and the separate corporate existence of Dreams Power Ltd. shall cease immediately thereupon. Merger Sub B will continue its corporate existence under the BVI Companies Act and shall be the surviving company resulting from the DPL Merger (“Surviving Acquisition Holdco II”), and assets of every description, including choses in action and the business of each of Dreams Power Ltd. and Merger Sub B shall vest in the Surviving Acquisition Holdco II and Surviving Acquisition Holdco II shall be liable for all claims, debts, liabilities and obligations of each of Dreams Power Ltd. and Merger Sub B, all as provided under this Agreement, the Articles of Initial Merger (DPL) (as defined below) and the applicable provisions of the BVI Companies Act.

The Initial Mergers shall have the effects specified in the BVI Companies Act. The Initial Merger Effective Time (BOL) and the Initial Merger Effective Time (DPL) shall occur simultaneously (being the “Initial Mergers Effective Time”).

Section 2.2 The Acquisition Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the BVI Companies Act at the Acquisition Merger Effective Time, the Company shall be merged with and into Merger Sub C and the separate corporate existence of the Company shall cease immediately thereupon. Merger Sub C will continue its corporate existence under the BVI Companies Act and shall be the surviving company resulting from the Acquisition Merger (the “Surviving Company”), and assets of every description, including choses in action and the business of each of the Company and Merger Sub C shall vest in the Surviving Company, and the Surviving Company shall be liable for all claims, debts, liabilities and obligations of each of the Company and Merger Sub C, all as provided under this Agreement, the Articles of Acquisition Merger (as defined below) and the applicable provisions of the BVI Companies Act. The Acquisition Merger shall have the effects specified in the BVI Companies Act.

Section 2.3 Closing. Subject to the terms and conditions of this Agreement, the closing of the Mergers (the “Closing”) shall take place via the remote exchange of electronic documents and signatures on a mutually agreed date that is no later than the tenth (10th) Business Day after the satisfaction or valid waiver of each of the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed to in writing by Parent and the Company (the date on which the Closing occurs, the “Closing Date”. For the avoidance of doubt, determination of the Closing Date for the purpose of this Agreement shall be, in any event, tied to the local time zone).

Section 2.4 Closing Deliverables.

(a) On the Closing Date, the Company shall deliver to Parent the following; provided that, with respect to below (iii) through (v), Parent shall make sure that such delivery shall not interrupt the ordinary business operation of each Group Company which is consistent with past practice:

(i) a copy of the resolutions duly and validly adopted by the sole director of the Company and certified by the sole director of the Company, evidencing the authorization by the sole director of the Company of, among others, (x) the execution and delivery of each of the Transaction Documents to which the Company is a party and the consummation of the transactions contemplated thereby as well as the Acquisition Merger, the Plan of Acquisition Merger and the Articles of Acquisition Merger as contemplated by this Agreement, and (y) effective upon the Closing, the resignation of the directors of each of the Offshore Subsidiaries immediately prior to Closing and the appointment of individuals designated by Parent as directors of each of the Offshore Subsidiaries;

(ii) a copy of the meeting minutes or written resolutions evidencing, among other things, that (x) the Company Shareholders Approval has been duly obtained and (y) each of the Rollover Shareholders (as defined below) is either (A) an accredited investor (within the meaning of Rule 501 under the Securities Act) or (B) not a U.S. Person (as such term is defined in Regulation S under the Securities Act) and is outside of the United States;

(iii) the official chop, corporate seal, financial chop and contract chop of each Group Company and all other chops capable of representing any Group Company, in each case, if any, together with a checklist on which all these delivered items are listed;

(iv) the originals of all the forms and documents required by the relevant banks to effect the change of authorized signatures to all bank accounts of each Group Company, duly affixed with the necessary company chop of such Group Company; and

(v) the following items in respect of each of the PRC Group Companies:

1)

the originals and all duplicates of its current business license; provided that, in the event any business license is not available on the Closing Date to be delivered to Parent for purpose of completing the below 3), such business license shall be delivered to the Parent as soon as practicable after the Closing Date;

2)	the USB Keys (U盾), electronic tokens and other electronic devices necessary to operate all of its existing bank accounts (if applicable); and

3)

an acknowledgement of receipt issued by the competent SAMR with respect to all applications and filings made with the competent SAMR in order to effectuate the replacement of the directors, supervisors, officers and legal representatives of each of the Principal Subsidiaries (excluding the legal representative of大连远东数码有限公司) by the nominees of Parent, unless Parent determines in its sole discretion that any of the foregoing Persons shall not be replaced, and the scan copies of all such applications and filings (together with supporting documents therefor) made with the competent SAMR; provided that Parent shall cooperate and cause its nominees to cooperate for the filings and applications;

(vi) a certificate of good standing of the Company, dated as of a date no earlier than ten (10) Business Days prior to the Closing Date, issued by the BVI Registrar (as defined below); and

(vii) a certificate, dated the Closing Date and signed by the sole director of the Company, certifying that each of the conditions set forth in Section 6.1(c) (with respect to the Parties other than the Parent Parties), Section 6.2(a) through Section 6.2(e) have been satisfied or otherwise waived by Parent.

(b) On the Closing Date:

(i) The Parent Parties shall pay or deliver, as applicable, to each Founder, as the consideration for the applicable Initial Merger:

1)

an amount equal to the cash portion, if any, of the Aggregate Closing Merger Consideration payable to such Founder on the Closing Date as set forth in the Merger Consideration Schedule, by means of a wire transfer of immediately available funds to an account designated in writing by such Founder at least three (3) Business Days prior to the Closing Date; and

2)

a copy of an extract from the register of members of Parent, dated as of the Closing Date and duly certified by the registered office provider of Parent, evidencing the ownership by such Founder, or any Affiliate(s) of such Founder as designated by such Founder, of such number of KC Shares issuable to such Founder on the Closing Date as set forth in the Merger Consideration Schedule.

(ii) The Parent Parties shall pay or deliver, as applicable, to each of the Non-Founder Shareholders, as the consideration for the Acquisition Merger:

1)

an amount equal to the cash portion, if any, of the difference of (A) the Aggregate Closing Merger Consideration payable to such Non-Founder Shareholder on the Closing Date minus (B) the Withheld Amount applicable to such Non-Founder Shareholder, in each case of (A) and (B) as set forth in the Merger Consideration Schedule, by means of a wire transfer of immediately available funds to an account designated in writing by such Non-Founder Shareholder at least three (3) Business Days prior to the Closing Date; and

2)

a copy of an extract from the register of members of Parent, dated as of the Closing Date and duly certified by the registered office provider of Parent, evidencing the ownership by such Non-Founder Shareholder, or an Affiliate(s) of such Non-Founder Shareholder as such Non-Founder Shareholder may designate, of such number of KC Shares issuable to such Non-Founder Shareholder on the Closing Date as set forth in the Merger Consideration Schedule.

(iii) Parent shall pay an amount equal to the Aggregate Withheld Amount as set forth in the Merger Consideration Schedule for purpose of payment of the Circular 7 Taxes in accordance with Section 5.8, by means of a wire transfer of immediately available funds to an account designated in writing by the Seller Representative at least three (3) Business Days prior to the Closing Date.

(iv) Parent Parties shall deliver to the Seller Representative the following:

1)

a copy of the resolutions duly and validly adopted by the director(s) of each Parent Party certified by a director of such Parent Party evidencing the approval and authorization of, among others, the execution and delivery of each of the Transaction Documents to which such Parent Party is a party and the consummation of the transactions contemplated thereby as well as the applicable Merger, the applicable Plan of Merger and the applicable Articles of Merger as contemplated by this Agreement; and

2)

a copy of the meeting minutes or written resolutions evidencing that approval from the shareholders of each Merger Sub has been duly obtained with respect to the approval and authorization of, among other things, this Agreement, the applicable Articles of Merger and the transactions contemplated hereby and thereby in accordance with the BVI Companies Act and such Merger Sub’s Charter Documents.

(c) On the Closing Date, each Founder Holdco shall deliver to Parent the following:

(i) a copy of the resolutions duly and validly adopted by the sole director of such Founder Holdco certified by the sole director of such Founder Holdco evidencing the authorization by the sole director of such Founder Holdco of, among others, the execution and delivery of each of the Transaction Documents to which such Founder Holdco is a party and the consummation of the transactions contemplated thereby as well as the applicable Initial Merger, the Plan of Initial Merger (BOL) or the Plan of the Initial Merger (DPL) as the case may be and the applicable Articles of Initial Merger as contemplated by this Agreement; and

(ii) a copy of the meeting minutes or written resolutions evidencing that approval from the shareholders of each Founder Holdco has been duly obtained with respect to the approval and authorization of, among other things, this Agreement, the applicable Articles of Initial Merger and the transactions contemplated hereby and thereby in accordance with the BVI Companies Act and such Founder Holdco’s Charter Documents;

(d) On the Second-Tranche Payment Date (for the avoidance of doubt, notwithstanding anything to the contrary, the Second-Tranche Merger Consideration payable on the Second-Tranche Payment Date shall be made without any deduction or withholding by the Parent Parties):

(i) Parent shall pay or deliver, as applicable, to each of the Non-Founder Shareholders, as the consideration for the Acquisition Merger:

1)

an amount equal to the cash portion, if any, of the Second-Tranche Merger Consideration payable to such Non-Founder Shareholder on the Second-Tranche Payment Date as set forth in the Merger Consideration Schedule, by means of a wire transfer of immediately available funds to an account or accounts designated in writing by the such Non-Founder Shareholder at least three (3) Business Days prior to the Second-Tranche Payment Date; and

2)

a copy of an extract from the register of members of Parent, dated as of the Second-Tranche Payment Date and duly certified by the registered office provider of Parent, evidencing the ownership by such Non-Founder Shareholder, or any Affiliate(s) of such Non-Founder Shareholder as designated by such Non-Founder Shareholder, of such number of KC Shares issuable to such Non-Founder Shareholder on the Second-Tranche Payment Date as set forth in the Merger Consideration Schedule; provided that if on the Second-Tranche Payment Date, Parent is no longer a public company listed on NASDAQ, payment in cash denominated in United States dollars in lieu of KC Shares shall be made to such Non-Founder Shareholder.

Section 2.5 Effective Time of the Initial Mergers and the Acquisition Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing:

(a) each of Benefit Overseas Limited and Merger Sub A will cause the articles of merger with respect to the BOL Merger, which shall contain (i) a plan of merger in the form agreed by the Parties (the “Plan of Initial Merger (BOL)”) and duly approved by the directors of each of Benefit Overseas Limited and Merger Sub A (whereby the Plan of Initial Merger (BOL) shall itself reflect the terms of the BOL Merger, as set out herein and be in the form, and contain those items, as required by Section 170(2) of the BVI Companies Act); and (ii) those other items to be incorporated to the articles of merger under Section 171(1) of the BVI Companies Act (such articles containing the Plan of Initial Merger (BOL) and such other items, the “Articles of Initial Merger (BOL)”), to be executed and then filed for registration by the Registrar of Corporate Affairs of the British Virgin Islands (the “BVI Registrar”). The filings of the Articles of Initial Merger (BOL) shall be made using the expedited Premium Service offered by the BVI Registrar. The BOL Merger will become effective on the Closing Date as specified in the Articles of Initial Merger (BOL) and registered by the BVI Registrar (the “Initial Merger Effective Time (BOL)”);

(b) each of Dreams Power Ltd. and Merger Sub B will cause the articles of merger with respect to the DPL Merger, which shall contain (i) a plan of merger substantially in the form agreed by the Parties (the “Plan of Initial Merger (DPL)”) and duly approved by the directors of each of Dreams Power Ltd. and Merger Sub B (whereby the Plan of Initial Merger (DPL) shall itself reflect the terms of the DPL Merger as set out herein and be in the form, and contain those items, as required by Section 170(2) of the BVI Companies Act); and (ii) those other items to be incorporated to the articles of merger under Section 171(1) of the BVI Companies Act (such articles containing the Plan of Initial Merger (DPL) and such other items, the “Articles of Initial Merger (DPL)”), to be executed and then filed for registration by the BVI Registrar. The filings of the Articles of Initial Merger (DPL) shall be made using the expedited Premium Service offered by the BVI Registrar. DPL Merger will become effective on the Closing Date as specified in the Articles of Initial Merger (DPL) and registered by the BVI Registrar (the “Initial Merger Effective Time (DPL)”);

(c) each of the Company and Merger Sub C will cause the articles of merger with respect to the Acquisition Merger, which shall contain (i) a plan of merger in the form agreed by the Parties (the “Plan of Acquisition Merger”, together with the Plan of Initial Merger (BOL) and the Plan of Initial Merger (DPL), the “Plans of Merger”) and duly approved by the directors of each of the Company and Merger Sub C (which Plan of Acquisition Merger shall itself reflect the terms of the Acquisition Merger as set out herein and be in the form, and contain those items, as required by Section 170(2) of the BVI Companies Act); and (ii) those other items to be incorporated to the articles of merger under Section 171(1) of the BVI Companies Act (such articles containing the Plan of Acquisition Merger and such other items, the “Articles of Acquisition Merger” and together with the Articles of Initial Merger, collectively, the “Articles of Mergers”), to be executed and then filed for registration by the BVI Registrar. The filings of the Articles of Acquisition Merger shall be made using the expedited Premium Service offered by the BVI Registrar. The Acquisition Merger will become effective on the Closing Date as specified in the Articles of Acquisition Merger and immediately following the effectiveness of both Initial Mergers and registered by the BVI Registrar (the “Acquisition Merger Effective Time”, and a reference to “Effective Time” shall mean the Acquisition Merger Effective Time and/or the Initial Mergers Effective Time, as the case may be); and

(d) subject to the foregoing of this Section 2.5, the BOL Merger and the DPL Merger shall be consummated concurrently with each other and the Acquisition Merger shall be consummated immediately following the consummation of the Initial Mergers.

Section 2.6 The Merger Sub Articles.

(a) As of the Initial Merger Effective Time (BOL), without any further action on the part of the Parent, Merger Sub A or Benefit Overseas Limited, the memorandum and articles of association of Merger Sub A, as in effect immediately prior to the Initial Merger Effective Time (BOL) shall be the memorandum and articles of association of the Surviving Acquisition Holdco I until thereafter changed or amended as provided therein or by applicable Law.

(b) As of the Initial Mergers Effective Time (DPL), without any further action on the part of the Parent, Merger Sub B or Dreams Power Ltd., the memorandum and articles of association of Merger Sub B, as in effect immediately prior to the Initial Merger Effective Time (DPL) shall be the memorandum and articles of association of the Surviving Acquisition Holdco II until thereafter changed or amended as provided therein or by applicable Law.

(c) As of the Acquisition Merger Effective Time, without any further action on the part of the Parent, Merger Sub C or the Company, the memorandum and articles of association of Merger Sub C (the “Merger Sub Articles”), as in effect immediately prior to the Acquisition Merger Effective Time shall be the memorandum and articles of association of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law.

Section 2.7 Effect of the Merger on Issued Shares. Upon the terms and subject to the conditions of this Agreement, at the applicable Effective Time, as a result of the applicable Mergers and without any action on the part of Parent, Founder Holdcos, Merger Subs or the Company:

(a) At the Initial Merger Effective Time (BOL), (i) all the shares of Benefit Overseas Limited, with no par value, issued and outstanding immediately prior to the Initial Merger Effective Time (BOL) will be cancelled and Mr. Yiming Ma, being the sole shareholder of Benefit Overseas Limited, will cease to have any rights with respect thereto except as otherwise provided specifically in this Agreement or by applicable Law; (ii) Mr. Yiming Ma shall have the right to receive such portion of the Adjusted Merger Consideration set forth opposite to his name in the Merger Consideration Schedule, payable to him in both cash denominated in United States dollars and KC Shares without interest but subject to post-closing price adjustments under Section 2.10, Section 2.11 and Section 2.12; and (iii) each share of Merger Sub A issued and outstanding immediately prior to the Initial Merger Effective Time (BOL) shall be converted into one fully paid share of Surviving Acquisition Holdco I.

(b) At the Initial Merger Effective Time (DPL), (i) all the shares of Dreams Power Ltd., with no par value, issued and outstanding immediately prior to the Initial Merger Effective Time (DPL) will be cancelled and Ms. Heidi Chou, as the sole shareholder of Dreams Power Ltd. will cease to have any rights with respect thereto except as otherwise provided specifically in this Agreement or by applicable Law; (ii) Ms. Heidi Chou shall have the right to receive such portion of the Adjusted Merger Consideration set forth opposite to her name in the Merger Consideration Schedule, payable to her in both cash denominated in United States dollars and KC Shares without interest but subject to post-closing price adjustments under Section 2.10, Section 2.11 and Section 2.12; and (iii) each share of Merger Sub B issued and outstanding immediately prior to the Initial Merger Effective Time (DPL) shall be converted into one fully paid share of Surviving Acquisition Holdco II.

(c) At the Acquisition Merger Effective Time, all the Company Shares issued and outstanding immediately prior to the Acquisition Merger Effective Time (including Company Shares owned by each of the Surviving Acquisition Holdcos) will be cancelled and the holder(s) of the Company Shares outstanding immediately prior to the Acquisition Merger Effective Time will cease to have any rights with respect thereto except as otherwise provided specifically in this Agreement or by applicable Law; (ii) each Company Share, if any, held immediately prior to the Acquisition Merger Effective Time by the Surviving Acquisition Holdcos and/or the Company (as treasury shares or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries (the “Excluded Shares”) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor; (iii) each Company Share issued and outstanding immediately prior to the Acquisition Merger Effective Time held by shareholder(s) of the Company who has validly exercised his/her appraisal rights under Section 179 of the BVI Companies Act and who has not otherwise withdrawn or lost his/her appraisal rights (the “Dissenting Shares”) shall be cancelled in exchange for the right to receive the fair value of such Dissenting Shares as determined in accordance with Section 179 of the BVI Companies Act and shall, for the avoidance of doubt, not be entitled to receive any Adjusted Merger Consideration; (iv) the holders of Company Share issued and outstanding immediately prior to the Acquisition Merger Effective Time (other than the Excluded Shares and the Dissenting Shares) shall have the right to receive such portion of the Adjusted Merger Consideration set forth opposite to its/his/her name in the Merger Consideration Schedule, payable to such holder in both cash denominated in United States dollars and KC Shares without interest but subject to post-closing price adjustments under Section 2.10, Section 2.11 and Section 2.12; and (v) each ordinary share, with no par value, of Merger Sub C issued and outstanding immediately prior to the Acquisition Merger Effective Time shall be converted into one fully paid share, with no par value, of the Surviving Company. For the avoidance of doubt, as a result of the Acquisition Merger, each of the Surviving Acquisition Holdcos shall cease to be a shareholder of the Surviving Company and neither of the Surviving Acquisition Holdcos shall receive any Adjusted Merger Consideration.

Section 2.8 Treatment of Company Share Awards.

(a) The Parties acknowledge and agree that as soon as reasonably and practically possible after the Closing Date, Parent shall grant certain share incentive awards (the “KC Share Awards”, which may be in the forms of restricted stock, restricted stock unit and/or option) under the effective equity incentive plan of Parent (the “Parent Incentive Plan”) to certain employees (collectively, the “Prospective Grantees” and each, a “Prospective Grantee”) in accordance with the Final Award Schedule. The aggregate value of all KC Share Awards shall be approximately RMB500,000,000, and the details of the KC Share Awards (including without limitation, the form and vesting schedule of the KC Share Awards) shall be agreed by the Seller Representative and Parent. Upon receiving the KC Share Awards in accordance with this Section 2.8, the Prospective Grantees shall agree to, and the Seller Representative shall use his reasonable best efforts to procure the Prospective Grantees to, completely release and forever discharge the Founder Parties, Group Companies and Parent Parties of and from any and all past, present or future claims, demands, obligations, actions, causes of action, rights, damages, costs, loss of services, expenses and compensation which such holder now has, or which may hereafter accrue or otherwise be acquired by him or her, on account of, or in any way out of any Company Share Award (including any commitment to issue any Company Share that such Company Share Award is entitled to acquire and whether or not such Company Share Award has been vested), (ii) execute any and all agreements and documents (including without limitation, any option, restricted stock, or restricted stock unit award agreement) as reasonably required by the Parent for the purpose of effecting the grant of the applicable number of KC Share Awards to such holders in accordance with and subject to terms and conditions of this Section 2.8, including the requirement that such Prospective Grantee shall remain employed by the Parent for a reasonable period of time; provided, however, that nothing contained in this Agreement shall be interpreted so as to impose on the Parent any obligation to retain any of the Prospective Grantee in its employment for any period.

(b) At least fifteen (15) Business Days prior to the Closing Date, the Seller Representative shall provide Parent with a schedule (the “Preliminary Award Schedule”) setting forth the names of the Prospective Grantees and the number of KC Share Awards proposed to be granted to each Prospective Grantee. Upon the receipt of the Preliminary Award Schedule, Parent shall have the right to request adjustment to the proposed number of KC Share Awards proposed to be granted to each Prospective Grantee after good faith consultation with the Seller Representative, provided, however, any such adjustment, whether upward or downward, shall not be more than ten percent (10%) of the number of KC Share Award proposed to be granted to such Prospective Grantee under the Preliminary Award Schedule, and the Seller Representative shall provide Parent with an updated version of such schedule (the “Final Award Schedule”) which shall have duly reflected the adjustment requested by Parent.

Section 2.9 Other Payment Agreements.

(a) Equity Adjustment. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Acquisition Merger Effective Time, any change in the issued and outstanding share capital of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including but not limited to reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Adjusted Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

(b) No Fractional Shares. Notwithstanding anything to the contrary in this Agreement, no fractional KC Shares will be issued. If the number of KC Shares to be received by any Shareholder pursuant to this Agreement is not a whole number, then the number of KC Shares that such Shareholder shall be entitled to receive pursuant to this Agreement shall be rounded down to the nearest whole number.

Section 2.10 Merger Consideration Adjustment.

(a) Closing Adjustment.

(i) At least three (3) Business Days before the Closing, the Company shall prepare and deliver to Parent (x) a statement (“Estimated Closing Adjustment Statement”) setting forth its good faith estimate of the Valuation Adjustment Basis as of the Closing (the “Estimated Valuation Adjustment Basis”), which statement shall contain a certificate of the a duly authorized officer of Beijing Camelot that the Estimated Closing Adjustment Statement was prepared in accordance with the Applicable Accounting Standard, applied on a consistent basis throughout the periods indicated that was used in the preparation of the Financial Statements for the most recent fiscal year as if such Estimated Closing Adjustment Statement was being prepared as of a fiscal year end; and (y) a schedule (the “Merger Consideration Schedule”) in the form as Schedule A hereto, setting forth the Company’s (A) good faith calculation of the Adjusted Merger Consideration, the Aggregate Closing Merger Consideration and the Aggregate Second-Tranche Merger Consideration, (B) the allocation of the Aggregate Closing Merger Consideration among the Shareholders, (C) the allocation of the Aggregate Second-Tranche Merger Consideration among the Shareholders, and (D) the Withheld Amount of each Non-Founder Shareholder.

(ii) The “Estimated Closing Adjustment” shall be the absolute value of the amount obtained in accordance with the formula below, provided that such amount must be negative and any such amount that is otherwise positive shall be deemed to be zero:

(1) the Estimated Valuation Adjustment Basis; minus

(2) the US$ equivalent of RMB880 million.

(b) Post-Closing Adjustment.

(i) Within ninety (90) Business Days after the Closing Date, Parent shall prepare and deliver to the Seller Representative a statement (the “Closing Adjustment Statement”) setting forth its good faith calculation of Valuation Adjustment Basis (the “Final Valuation Adjustment Basis”) as of the Closing, which statement shall be confirmed in writing by the auditor of Parent, and shall contain a certificate of the Chief Financial Officer of Parent that the Closing Adjustment Statement was prepared in accordance with the Applicable Accounting Standard applied on a consistent basis throughout the periods indicated that was used in the preparation of the Financial Statements for the most recent fiscal year as if such Closing Adjustment Statement was being prepared as of a fiscal year end.

(ii) The “Post-Closing Adjustment” shall be 80% of the absolute value of the amount that equals the difference obtained in accordance with the formula below, provided that such amount must be negative and any such product that is otherwise positive shall be deemed to be zero:

(1) the Final Valuation Adjustment Basis; minus

(2) the lower of (A) the Estimated Valuation Adjustment Basis and (B) the US$ equivalent of RMB880 million.

(c) Examination and Review.

(i) After receipt of the Closing Adjustment Statement, the Seller Representative shall have thirty (30) days (the “Review Period”) to review the Closing Adjustment Statement. During the Review Period, the Seller Representative and its accountants, legal advisors and other representatives who by reason of their direct involvement have a need to know the relevant information to render their services relating to the review of the Closing Adjustment Statement shall have access to the books and records of the Surviving Company and its Subsidiaries, the personnel of, and work papers prepared by, Parent and/or its accountants to the extent that they relate to the Closing Adjustment Statement and to such historical financial information (to the extent in Parent’s possession) relating to the Closing Adjustment Statement as the Seller Representative may reasonably request for the purpose of reviewing the Closing Adjustment Statement and to prepare the Statement of Objections (as defined below), provided, however, that such access shall be in a manner that does not interfere with the normal business operations of Parent or the Surviving Company and its Subsidiaries.

(ii) On or prior to the last day of the Review Period, the Seller Representative may object to the Closing Adjustment Statement by delivering to Parent a written statement setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith (the “Statement of Objections”). If the Seller Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Adjustment Statement and the Post-Closing Adjustment shall be deemed to have been accepted by the Seller Representative on behalf of the Shareholders. If the Seller Representative delivers the Statement of Objections before the expiration of the Review Period, Parent and the Seller Representative shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Closing Adjustment Statement and the Post-Closing Adjustment, with such changes as may have been previously agreed in writing by Parent and the Seller Representative, shall be final and binding.

(iii) If the Seller Representative and Parent fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before the expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to a partner of at least ten (10) years qualified experience as a PRC Certified Public Accountant at an independent accounting firm of recognized international standing (being one of the Big Four) that is not a regular auditing firm of the Parent or the Company (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment. If the Seller Representative and Parent fail to jointly select such Independent Accountant within ten (10) calendar days of the expiration of the Resolution Period, either the Seller Representative or the Parent may apply to HKIAC to appoint an expert who meets the qualifications set forth in the proceeding sentence and such person shall become the Independent Accountant for the purpose of this Agreement. The Parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the Parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Adjustment Statement and the Statement of Objections, respectively.

(iv) The fees and expenses of the Independent Accountant (including without limitation, the fees and expenses incurred from any engagement of HKIAC to appoint the Independent Accountant pursuant to Section 2.10(c)(iii) hereof) shall be paid by the Seller Representative (on behalf of the Shareholders), on the one hand, and by Parent, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Seller Representative or Parent, respectively, bears to the aggregate amount actually contested by the Seller Representative and Parent.

(v) The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the Parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Adjustment Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the Parties hereto.

(d) Payment of Post-Closing Adjustment. In the event that there is any Post-Closing Adjustment (as determined pursuant to this Section 2.10), the Parent Parties shall be entitled to deduct from the Holdback KC Shares pursuant to Section 2.12(b) and/or the Escrow Amount pursuant to Section 2.11(b). For the avoidance of doubt, deduction from the Holdback KC Shares and the Escrow Amount shall be the sole and exclusive remedy available to Parent and the Surviving Company for and in respect of any Post-Closing Adjustment and in no circumstances shall offset be made against the payment of the Second-Tranche Merger Consideration.

Section 2.11 Escrow.

(a) Without limiting the application of Section 2.12, for the purpose of securing the obligations set forth in Section 2.10(d), Section 5.8(a), (b) and (d), and Section 8.2, at the Closing, Parent shall set aside from the cash portion of the Adjusted Merger Consideration an amount equal to the Escrow Amount and deposit, or cause to be deposited such amount, by means of a wire transfer of immediately available funds to an account designated in writing by the Escrow Agent at least two (2) Business Days prior to the Closing Date pursuant to the terms of the Escrow Agreement. For the avoidance of any doubt, Parent shall not be obligated to give any instruction to the Escrow Agent to release any Escrow Amount to the Seller Representative prior to the Escrow Release Date pursuant to Section 2.11(a).

(b) On the Escrow Release Date, Parent and the Seller Representative shall jointly instruct the Escrow Agent to pay to the Shareholders, in proportion to their respective percentages set out in the Merger Consideration Schedule, such amount of cash denominated in United States dollars that in the aggregate equals the product of (i) the Escrow Amount, minus (ii) the sum (the “Escrow Deduction”) of (x) the then unpaid portion of indemnification reasonably claimed by Parent Indemnitees in accordance with Section 8.2 which is reasonably supported by relevant documents, and (y) any Post-Closing Adjustment pursuant to Section 2.10(b), and (z) the Circular 7 Taxes, if any, actually paid by the Parent Parties on behalf of the Shareholders in accordance with Section 5.8(d), in each case, to the extent elected by Parent to recover, in whole or in part, from deducting the Escrow Amount pursuant to the terms hereof. Without limiting the generality of the preceding sentence, with respect to the portion of the Escrow Deduction arising from and out of any pending or unresolved claim made by any Parent Indemnitee in accordance with Section 8.2, immediately after such pending or unresolved claim is finally resolved, any amount exceeding the final amount so resolved as payable to such Parent Indemnitee shall be paid to the Shareholders in proportion to their respective percentages set out in the Merger Consideration Schedule as soon as practicable. For the avoidance of doubt, nothing in this Section 2.11 shall preclude any Parent Indemnitee from or other prejudice such Parent Indemnitee’s right to claim indemnification against the Founders pursuant to Section 8.2.

Section 2.12 Holdback

(a) At the Closing, without limiting the application of Section 2.11, the Holdback KC Shares shall be held back from the stock portion of the Adjusted Merger Consideration for the purpose of securing the obligations set forth in Section 2.10(d), Section 5.8(a), Section 5.8(b) and Section 5.8(d) and Section 8.2. For the avoidance of any doubt, Parent shall not be obligated to issue the Holdback KC Shares to the Shareholders prior to the Holdback Release Date pursuant to Section 2.12(b).

(b) On the Holdback Release Date, Parent shall issue to the Shareholders, in proportion to their respective percentages set out in the Merger Consideration Schedule, such number of KC Shares that in the aggregate equals the result of (i) the difference of (x) the US$ equivalent of RMB180 million, minus (y) the sum (the “Holdback Share Deduction”) of (i) the then unpaid portion of indemnification reasonably claimed by Parent Indemnitees in accordance with Section 8.2 which is reasonably supported by relevant documents (to the extent not deducted from the Escrow Amount) and (ii) the Circular 7 Taxes, if any, actually paid by the Parent Parties on behalf of the Shareholders in accordance with Section 5.8(d) (to the extent not deducted from the Escrow Amount), and (iii) any Post-Closing Adjustment pursuant to Section 2.10(b) (to the extent not deducted from the Escrow Amount), in each case, to the extent elected by Parent to recover, in whole or in part, from deducting the Holdback KC Shares pursuant to the terms hereof, divided by (z) KC Share Price. In the event, with respect to the portion of the Holdback Share Deduction arising from and out of any pending or unresolved claim made by any Parent Indemnitee in accordance with Section 8.2, immediately after the last of such pending or unresolved claim is finally resolved, any amount exceeding the final amount so resolved as payable to such Parent Indemnitee (the “Excess Amount”) shall be paid to the Shareholders in the form of KC Shares in proportion to their respective percentages set out in the Merger Consideration Schedule as soon as practicable, and the number of KC Shares to be issued shall equal to (A) the Excess Amount divided by (B) the KC Share Price which shall be determined based on the volume-weighted average price of Parent’s ADSs listed on the NASDAQ for thirty (30) trading days immediately preceding the issuance date. If on the Holdback Release Date, Parent is no longer a public company listed on NASDAQ, notwithstanding any of the foregoing, in lieu of KC Shares, payment in cash denominated in United States dollars in such amount that equals the difference of (A) the US$ equivalent of RMB180 million minus (B) the Holdback Share Deduction shall be made to the Shareholders, after the payment of which and upon the payment of the Excess Amount (if any), Parent’s obligations to issue the applicable KC Shares hereunder shall be deemed as duly discharged. If on the date the Excess Amount is determined, Parent is no longer a public company listed on NASDAQ, notwithstanding any of the foregoing, in lieu of KC Shares, payment in cash denominated in United States dollars in such amount that equals the Excess Amount shall be made to the Shareholders. For the avoidance of doubt, nothing in this Section 2.12 shall preclude any Parent Indemnitee from or otherwise prejudice such Parent Indemnitee’s right to claim indemnification against the Founders pursuant to Section 8.2.

Section 2.13 June 30, 2021 Financials. As of the date hereof, the Company has delivered to the Parent the unaudited consolidated management accounts of the Group Companies as of June 30, 2021 and for the period from January 1, 2021 to June 30, 2021 (such period, the “Measurement Period” and such management accounts, the “Signing June 30 Management Accounts” as set forth in Schedule F hereto). At least three (3) Business Days before the Closing, the Company shall, and the Founders shall cause the Company to, prepare and deliver to Parent the updated unaudited consolidated management accounts of the Group Companies as of June 30, 2021 and the Measurement Period (such management accounts, the “Closing June 30 Management Accounts”, together with the Signing June 30 Management Accounts, the “June 30 Management Accounts”), which shall be prepared in good faith on a basis consistent with the basis employed in such accounts for the immediately preceding twelve (12) months prior to the date hereof, comprising, among others, (i) the unaudited consolidated balance sheet of the Group Companies as of June 30, 2021; and (ii) the unaudited consolidated profit and loss statement of the Group Companies for the Measurement Period. Within ninety (90) Business Days after the Closing Date, the Parent shall deliver to the Seller Representative audited and consolidated interim financial statements of the Group Companies as of June 30, 2021 and for the Measurement Period, comprising, among others, (x) the audited consolidated balance sheet of the Group Companies as of June 30, 2021; and (y) the audited consolidated statements of income, consolidated cash flow statements, shareholders’ equity and changes in financial position of the Group Companies for the Measurement Period together with all related notes and schedules thereto (the “June 30 Financial Statements”), which shall be prepared in accordance with the Applicable Accounting Standard applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year as if such June 30 Financial Statements were being prepared and audited as of a fiscal year end.

Article III

Representations and Warranties with Respect to Group Companies and the Founder Holdcos

(a) Each of the Warrantors, severally and jointly, represents and warrants to the Parent Parties that all the Fundamental Warranties contained in this Article III are true, correct and complete in all respects, and not misleading in any respect, as of the date hereof and as of the Closing Date (unless any representations and warranties are expressly stated herein to relate to another date, in which case as of such other date), and (b) the Company represents and warrants to the Parent Parties that all the statements other than the Fundamental Warranties contained in this Article III are true, correct and complete in all respects, and not misleading in any respect, as of the date hereof and as of the Closing Date (unless any representations and warranties expressly relate to another date, in which case as of such other date), in each case subject to the qualifications contained therein and the exceptions as set forth in the Disclosure Schedule attached hereto as Schedule C (the “Disclosure Schedule”, it being agreed that (i) the disclosure of any matter in any section or subsection in the Disclosure Schedule shall be deemed to be disclosed for any other Sections or subsections of this Agreement as long as the relevance of such disclosure to such other Sections or subsections of this Agreement is reasonably apparent to the Person to which such disclosure is being made, and (ii) the Warrantors may, at any time before the Closing Date, add and/or revise the information disclosed in the Disclosure Schedule unless such update and revision discloses facts or circumstances which constitute a Material Adverse Effect, in which case such update shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty made in this Agreement for the purpose of determining whether the conditions set forth in Section 6.2(a) have been satisfied or have impaired Parent’s rights to terminate this Agreement pursuant to Section 7.1, unless, in each case, Parent specifically agrees thereto in writing. The Disclosure Schedule so updated and revised shall supersede the version of the Disclosure Schedule delivered on the date hereof and shall be deemed to have cured any inaccuracy of or breach in any representation or warranty made by any Warrantor, except for relating to any untrue and incorrect representation or warranty made in this Agreement prior to or as of the date hereof and such inaccuracy shall not in any case be deemed to have been cured hereunder.

Section 3.1 Organization and Good Standing. Each of the Company and the Founder Holdcos is duly organized, validly existing and in good standing under the Laws of the British Virgin Islands and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted. Each of the Company and the Founder Holdcos is duly qualified or authorized to do business and is in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization.

Section 3.2 Authorization. Each of the Company and the Founder Holdcos has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which the Company or any Founder Holdco is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company or such Founder Holdco, as applicable. This Agreement has been, and each of the other Transaction Documents to which the Company or any Founder Holdco is a party will be at or prior to the Closing, duly and validly executed and delivered by the Company or such Founder Holdco, as applicable, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and the other Transaction Documents to which it is a party will constitute, the legal, valid and binding obligations of the Company or such Founder Holdco, as applicable, enforceable against it in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). Neither of the Founder Holdcos has traded or incurred any Liabilities or commitments (actual or contingent, present or future) other than acting as the respective holding companies of the Founders in their sole capacity to hold Company Shares. As of the Closing Date, the Company has duly obtained the Company Shareholders Approval.

Section 3.3 Conflicts; Consents of Third Parties.

(a) None of the execution, delivery and performance by the Company of this Agreement or the other Transaction Documents to which the Company is a party, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will breach or conflict with, or result in any violation of any provision of (i) the Company Articles or the Charter Documents of any other Group Company; (ii) any Material Contract or Required License; (iii) any Order applicable to any Group Company or by which any of the properties or assets of any Group Company are bound; or (iv) any applicable Laws, except, with respect to each of (i), (ii), (iii) and (iv) above, for any such violations, breaches or defaults or other occurrences which do not have, individually or in the aggregate, a Material Adverse Effect.

(b) None of the execution, delivery and performance by any Founder Holdco of this Agreement or the other Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby or thereby, or compliance by it with any of the provisions hereof or thereof will breach or conflict with, or result in any violation of any provision of (i) the Charter Documents of such Founder Holdco; (ii) any Order applicable to such Founder Holdco or the applicable Founder or by which any of the properties or assets of such Founder Holdco or such Founder are bound; or (iii) any applicable Laws, except, with respect to each of (i), (ii) and (iii) above, for any such violations, breaches or defaults or other occurrences which do not have, individually or in the aggregate, a Material Adverse Effect.

(c) Except for (i) Required Antitrust Clearances, (ii) the filing of the Articles of Merger and other requisite documents required under the BVI Companies Act with the BVI Registrar pursuant to the BVI Companies Act and (iii) disclosed in Section 3.16(b) of the Disclosure Schedule, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Government Authority or any other Person is required on the part of any of the Group Companies and Founder Holdcos in connection with the execution and delivery of this Agreement or the other Transaction Documents to which it is a party or the compliance by it with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except where the failure to make or obtain any such filings, declaration or registration or give such notice or to obtain such consent, approval, license, permit or authorization does not have, individually or in the aggregate, a Material Adverse Effect.

Section 3.4 Capitalization.

(a) The Company is authorized to issue a maximum of 1,000,000,000 Company Shares with no par value, of which, as of the date of this Agreement, 250,361,880 Company Shares are issued and outstanding. All of the issued and outstanding Company Shares are duly authorized, validly issued, fully paid and non-assessable and are free and clear of all Liens. Except as described in this Section 3.4, the Preliminary Award Schedule and the Final Award Schedule, and except as contemplated by the Transaction Documents, there are no outstanding Company Shares, any other shares or equity of the Company, or any securities convertible into or exercisable or exchangeable for any of the foregoing, or any other options, warrants, rights (including but not limited to conversion or preemptive rights and rights of first refusal), subscriptions, or other rights, proxy or shareholders agreements or Contracts of any kind, either directly or indirectly, entitling the holder thereof to purchase or otherwise acquire or to compel the Company to issue, repurchase or redeem any share or other securities of the Company. Except as contemplated by the Transaction Documents, the Company is not a party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to, or the right to cause the registration of, any share or other security of the Company.

(b) Benefit Overseas Limited is authorized to issue a maximum of 50,000 shares with no par value, of which, as of the date of this Agreement, 50,000 shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable and are free and clear of all Liens. Except as described in this Section 3.4(b) and except as contemplated by the Transaction Documents, there are no outstanding shares of Benefit Overseas Limited, any other shares or equity of Benefit Overseas Limited, or any securities convertible into or exercisable or exchangeable for any of the foregoing, or any other options, warrants, rights (including but not limited to conversion or preemptive rights and rights of first refusal), subscriptions, or other rights, proxy or shareholders agreements or Contracts of any kind, either directly or indirectly, entitling the holder thereof to purchase or otherwise acquire or to compel Benefit Overseas Limited to issue, repurchase or redeem any share or other securities of Benefit Overseas Limited. Except as contemplated by the Transaction Documents, Benefit Overseas Limited is not a party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to, or the right to cause the registration of, any share or other security of Benefit Overseas Limited.

(c) Dreams Power Ltd. is authorized to issue a maximum of 50,000 shares with no par value, of which, as of the date of this Agreement, 50,000 shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable and are free and clear of all Liens. Except as described in this Section 3.4(c) and except as contemplated by the Transaction Documents, there are no outstanding shares of Dreams Power Ltd., any other shares or equity of Dreams Power Ltd., or any securities convertible into or exercisable or exchangeable for any of the foregoing, or any other options, warrants, rights (including but not limited to conversion or preemptive rights and rights of first refusal), subscriptions, or other rights, proxy or shareholders agreements or Contracts of any kind, either directly or indirectly, entitling the holder thereof to purchase or otherwise acquire or to compel Dreams Power Ltd. to issue, repurchase or redeem any share or other securities of Dreams Power Ltd. Except as contemplated by the Transaction Documents, Dreams Power Ltd. is not a party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to, or the right to cause the registration of, any share or other security of Dreams Power Ltd.

Section 3.5 Group Companies.

(a) Section 3.5(a) of the Disclosure Schedule sets forth a complete and accurate list of the Group Companies (other than the Company) and, for each such Group Company, its name, the jurisdiction in which it is incorporated or organized, the names of its shareholders and the amount of share capital or other equity interest in such Group Company held by each such shareholder. Each such Group Company (i) is duly organized and validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization; (ii) is duly qualified or authorized to do business as a foreign corporation or entity and, where applicable, is in good standing under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization; and (iii) has all requisite corporate or entity power and authority to own, lease and operate its properties and carry on its business as now conducted, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Section 3.5(a) of the Disclosure Schedule, none of the Group Companies is a participant in any joint venture, partnership or other similar arrangement, or otherwise owns or Controls (directly or indirectly) any share or interest in any Person. Except as disclosed in Section 3.5(a) of the Disclosure Schedule, the Group Companies do not maintain any office or branch.

(b) All the outstanding share capital, registered capital or other equity interest in each Group Company (other than the Company) is validly issued, fully paid and non-assessable and are owned free and clear of all Liens by the Persons and in such amounts as indicated in Section 3.5(a) of the Disclosure Schedule except for Permitted Liens.

Section 3.6 Company Share Award. Except as described in Section 3.6 of the Disclosure Schedule, there are no outstanding options, warrants, rights (including but not limited to conversion or preemptive rights and rights of first refusal), subscriptions, or other rights, proxy or shareholders agreements or Contracts of any kind, either directly or indirectly, entitling the holder thereof to purchase or otherwise acquire or to compel any Group Company (other than the Company) to issue, repurchase or redeem any share or other securities of any Group Company (other than the Company). Except as disclosed Section 3.6 of the Disclosure Schedule, no Group Company (other than the Company) is a party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to, or the right to cause the registration of, any share or other securities of any Group Company (other than the Company).

Section 3.7 Corporate Books and Records. Except as would not reasonably be expected to have a Material Adverse Effect, for a period of one (1) year prior to the date of this Agreement, the minute books (or equivalent) of each Group Company (i) contain accurate records of all meetings of directors and shareholders of such Group Company and all actions by written consent without a meeting by the directors and shareholders of each Group Company; (ii) accurately reflect all other actions taken by the directors (and any committee thereof) and shareholders of each Group Company; and (iii) have been kept in accordance with applicable Law.

Section 3.8 Charter Documents. Each Group Company has been in compliance with its Charter Documents in all material respects, and has not violated or breached any of its Charter Documents in any material respect.

Section 3.9 Financial Statements.

(a) The Company shall have delivered to Parent prior to the Closing the true and complete copies of the audited consolidated balance sheet of the Group Companies as of December 31, 2018, December 31, 2019 and December 31, 2020, respectively, and the related audited consolidated statements of income and consolidated cash flow statements of the Group Companies for the periods ended December 31, 2018, December 31, 2019 and December 31, 2020, respectively, together with all related notes and schedules thereto (collectively referred to herein as the “Financial Statements”). The Financial Statements (x) were prepared in accordance with the books of account and other financial records of the Group Companies, (y) present truly and fairly the consolidated financial condition and results of operations of the Group Companies as of the dates thereof and for the periods covered thereby, (z) have been prepared in accordance with the Applicable Accounting Standard applied on a basis consistent with the past practices.

(b) The books of account and other financial records of the Company and other Group Companies (i) do not contain any material omission or material inaccuracy with respect to items of income, expenses, assets or Liabilities, and (ii) have been maintained in accordance with applicable Laws and Applicable Accounting Standard.

(c) The June 30 Management Accounts (i) were prepared in accordance with the books of account and other financial records of the Group Companies, and (ii) were prepared in good faith based upon reasonable estimates and assumptions made by the Senior Managers on a basis consistent with the basis employed in such accounts for the immediately preceding twelve (12) months prior to the date hereof and will not result in a material adverse deviation, in the reasonable judgment of Parent, from the financial position of the Group Companies to be reflected in the June 30 Financial Statements; provided that, any deviation arising out of or relating to the transactions contemplated by this Agreement shall not be deemed a material adverse deviation.

Section 3.10 Absence of Undisclosed Liabilities. No Group Company has any Liabilities other than (a) Liabilities reflected or reserved in the Financial Statements and the June 30 Management Accounts, and (b) Liabilities incurred in the ordinary course of business consistent with past practice after the Balance Sheet Date.

Section 3.11 Absence of Certain Changes. Since the Balance Sheet Date, except as specifically contemplated by the Transaction Documents, set forth in Section 2.8, or otherwise disclosed in Section 3.11 of the Disclosure Schedule, each Group Company has operated its businesses and assets in the ordinary course of business consistent with past practice and none of the Group Companies has:

(a) made any material changes in the customary methods of operations of any Group Company, except changes that have not caused, individually or in the aggregate, a Material Adverse Effect on a Group Company;

(b) any acquisition, sale or transfer of any material asset of any Group Company other than in the ordinary course of business and consistent with past practice;

(c) any mortgage, pledge, transfer of a security interest in, or lien, created by any Group Company, with respect to any of its material properties or assets, except Permitted Liens and Liens that arise in the ordinary course of business and do not materially impair such Group Company’s ownership or use of such property or assets;

(d) written down or written up (or failed to write down or write up in accordance with the Applicable Accounting Standard consistent with past practice) the value of any accounts receivable or revalued any of the assets of the Group Companies, other than in the ordinary course of business consistent with past practice and in accordance with the Applicable Accounting Standard;

(e) made any change in any significant method of accounting or accounting practice or policy used by any Group Company, other than such changes required by the Applicable Accounting Standard;

(f) amended, terminated, cancelled or compromised any material claim of any Group Company or waived any other material right of value to any Group Company;

(g) issued or sold any equity or debt securities, or any option, warrant or other right to acquire the same, of any Group Company (other than pursuant to existing agreements relating to any Company Share Award); or redeemed any equity interest in any Group Company or declared, made or paid any dividends or other distributions (whether in cash, securities or other property) to the holders of equity interests in any Group Company (other than dividends or other distributions from any Subsidiary of the Company to the Company or any of its other Subsidiaries);

(h) other than expenditures necessary to maintain assets in good repair consistent with the past practice, made any capital expenditure or commitment for any capital expenditure in excess of RMB1 million (or the equivalent thereof in another currency) individually or RMB5 million (or the equivalent thereof in another currency) in the aggregate;

(i) made, revoked or changed any Tax election or method of Tax accounting or settled or compromised any Liability with respect to Taxes of any Group Company in excess of RMB100,000 individually or RMB1 million in the aggregate other than in the ordinary course of business and consistent with past practice;

(j) incurred any indebtedness for borrowed money (excluding trade credit incurred in the ordinary course of business consistent with past practices) or issued any debt securities or assumed, guaranteed or endorsed the obligations of any other Person in excess of RMB 1 million in the aggregate;

(k) made any loan to, guaranteed any Indebtedness of or otherwise incurred any Indebtedness for the benefit of its employees, officers or directors, other than travel advances and other advances made to employees in the ordinary course of business consistent with practice;

(l) made any material change in any compensation or benefit arrangement or agreement with any employee of any Group Company; or amended, modified or supplemented award agreement relating to any Company Share Award; or accelerated the vesting of any Company Share Award;

(m) entered into any transaction with any Related Party other than on arm’s length basis in the ordinary course of business;

(n) terminated the employment of, or received any resignation from, any Senior Manager;

(o) amended, modified or consented to the termination of any Material Contract or the Group Companies’ rights thereunder, in each case in any material respects;

(p) unreasonably terminated any lease arrangements;

(q) amended or restated the memorandum and articles of association (or equivalent organizational documents) of any Group Company;

(r) merged or consolidated any Group Company with any other Person or acquired all or substantially all of the assets of any other Person;

(s) liquidated, dissolved, recapitalized, reorganized or otherwise wound up the business or operations of any Group Company;

(t) suffered any Material Adverse Effect; or

(u) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.11.

Section 3.12 Litigation. Except as disclosed in Section 3.12 of the Disclosure Schedule, there are no Legal Proceedings against any Group Company, or against any employee, officer or director of any Group Company in connection with their relationship with the Group Companies, pending or, to the Knowledge of the Warrantors, threatened against any Group Company, which (a) questions the validity of the Transaction Documents, the right of the Warrantors to enter into the Transaction Documents to which any Warrantor is a party, the rights and obligations of the Warrantors to consummate the transactions contemplated by such Transaction Documents, or (b) if adversely determined, would result, either individually or in the aggregate, in a Material Adverse Effect.

Section 3.13 Title to Properties; Liens and Encumbrances.

(a) Title. Each Group Company has good and valid title to, or legal, binding, enforceable and valid leasehold interest in, all of its respective assets, whether tangible or intangible, in each case free and clear of all Liens except for Permitted Liens in all material respects. The foregoing assets collectively represent all material assets (including all rights and properties) necessary for the conduct of the business of each Group Company as presently conducted. With respect to the material property and assets it leases, except as set forth in Section 3.13(a) of the Disclosure Schedule, (i) such leases to which each Group Company is a party are effective and afford the Group Company valid leasehold possession of the real or personal property that is the subject of the lease in all material respects, and (ii) each Group Company is in compliance with such leases in all material respects.

(b) Real Property. Section 3.13(b) of the Disclosure Schedule sets forth a complete list of all real property, easements, licenses, rights of way, or other interests in or to Real Property owned by any Group Company. Except as set forth in Section 3.13(b) of the Disclosure Schedule, the Group Company named as the owner of the Real Property in Section 3.13(b) of the Disclosure Schedule is the sole registered legal and beneficial owner of the relevant Real Property free and clear of any Liens other than Permitted Liens. No Group Company has any ownership interest in any premises or land other than the Real Property of which it is listed as the owner in the Disclosure Schedule.

(c) Personal Property. All machinery, vehicles, equipment and other tangible personal property owned or leased by a Group Company are, in all material respects, (i) in good condition and repair (reasonable wear and tear in the ordinary course of business excepted) and (ii) not obsolete or in need in any material respect of renewal or replacement, except for renewal or replacement in the ordinary course of business.

Section 3.14 Intellectual Property.

(a) Section 3.14(a) of the Disclosure Schedule sets forth a complete list of (i) all Intellectual Property owned by the Group Companies (collectively, the “Company Intellectual Property”), and (ii) all Company IP Agreements (other than generally-available “off-the-shelf” shrink-wrap software licenses obtained by any Group Company on non-exclusive terms). Each Group Company owns or possesses sufficient legal rights to all Intellectual Property as are necessary to the conduct of such Group Company’s business as now conducted in all material respects, to the Knowledge of the Warrantors, without any known conflict with, or infringement of, the rights of any Persons.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company Intellectual Property is subsisting and valid in all respects, and have not been adjudged invalid in whole or in part, and each item of Company Intellectual Property registered with a Government Authority is in compliance with all applicable Laws, and all necessary registration, maintenance and renewal fees with respect thereto and currently due have been satisfied. With respect to each Licensed Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) such Group Company has the right to use such Licensed Intellectual Property in the continued operation of its respective business in accordance with the terms of the Company IP Agreement governing such Licensed Intellectual Property, and (ii) to the Knowledge of the Warrantors, no party to any license of such Licensed Intellectual Property is in material breach thereof or default thereunder.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the conduct of the Business and the use of the Company Intellectual Property and the Licensed Intellectual Property, do not conflict with, infringe, misappropriate or otherwise violate the Intellectual Property of any third party, and (ii) to the Knowledge of the Warrantors, no Action alleging any of the foregoing is pending, and no claim has been asserted against any Group Company alleging any of the foregoing. To the Knowledge of the Warrantors, there are no infringements or other violations of any Company Intellectual Property by any third party in all material respects. To the Knowledge of the Warrantors, no Company Intellectual Property is subject to any pending, or threatened governmental Order or Action challenging or restricting the use of such Company Intellectual Property that would materially impair the validity or enforceability of such Company Intellectual Property.

(d) To the Knowledge of the Warrantors, (i) there is no Action alleging any Group Company is infringing upon or misappropriating any Intellectual Property right of any Person, (ii) no Person is currently infringing or misappropriating any Company Intellectual Property or Licensed Intellectual Property, and (iii) no Company Intellectual Property or Licensed Intellectual Property is subject to any pending or threatened governmental Order challenging or restricting the use of such Company Intellectual Property or Licensed Intellectual Property, that would materially impair the validity or enforceability of such Company Intellectual Property or Licensed Intellectual Property.

(e) To the Knowledge of the Warrantors, each of Key Employees has executed an agreement with the relevant Group Company which obligates him or her to maintain in confidence all confidential and proprietary information acquired by him or her during the course of his or her employment with the relevant Group Company and for a reasonable period thereafter. To the Knowledge of the Warrantors, the Company is not aware that any of Key Employees is in material violation thereof.

(f) Each Group Company has taken commercially reasonable measures to protect the secrecy, and confidentiality of all of their trade secrets, and value of its material Intellectual Property.

Section 3.15 Taxes.

(a) For a period of three (3) years prior to the date of this Agreement, each Group Company has, in all material respects, (i) duly and timely filed (taking into account any extension of time within which to file) Tax Returns and reports required to be filed by it, (ii) paid and discharged all Taxes required to be paid or discharged (whether or not reflected on a Tax Return), other than such payments as are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Group Company’s financial statements, and (iii) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(b) All such Tax Returns referred to in Section 3.15(a) are true, accurate and complete in all material respects, and all records relating to such Tax Returns or to the preparation thereof required by applicable Law to be maintained by applicable Group Company have been duly maintained in all material respects. No Tax Liens (other than for current Taxes not yet due or payable) are currently in effect against any of the material assets of any Group Company.

(c) No Tax authority or agency or other Government Authority is asserting in writing or, to the Knowledge of the Company, threatening to assert against any Group Company any material deficiency or claim for any material Taxes or interest thereon or penalties in connection therewith in all material respects. There are no pending or, to the Knowledge of the Warrantors, threatened Actions for the assessment or collection of any material Taxes against any Group Company. No Group Company has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax. To the Knowledge of the Warrantors, no tax audits, examination or investigation or administrative or judicial Tax proceedings by any Government Authority with respect to the each Group Company is currently in progress or, to the Knowledge of the Company, has been threatened.

(d) Each Group Company has, in accordance with applicable Law, duly registered with the relevant Government Authority, obtained and maintained the validity of all national and local tax registration certificates and complied in all material respects with all requirements imposed by such Government Authorities. Each submission made by or on behalf of any Group Company to any Government Authority in connection with obtaining Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments or Tax rebates was accurate and complete in all material respects at the time of its submission. Each Group Company is in compliance with, and has not breached in any material respect, any representation, condition or undertaking made by it to obtain or to maintain any financial subsidies or other preferential treatment granted by any Government Authorities.

(e) Since the Balance Sheet Date, no Group Company has incurred any material Taxes other than in the ordinary course of business consistent with past custom and practice. To the Knowledge of the Company, no Group Company has received any claim from a Government Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction; each Group Company, together with its branches, is a tax resident in its own tax jurisdiction and does not have a permanent establishment outside its own tax jurisdiction and is not a tax resident of any country other than its own tax jurisdiction; none of the Group Companies has any Tax Liabilities or reporting obligations outside its own tax jurisdiction.

(f) To the Knowledge of the Warrantors, (i) each Group Company is in compliance in all material respects with all terms, conditions and formalities necessary for the continuance of any Tax exemption, Tax holiday, Tax credit, Tax incentive, Tax refund or other Tax reduction agreement or order available under any applicable Laws, (ii) with respect to each such Tax exemption, Tax holiday, Tax credit, Tax incentive, Tax refund or other Tax reduction agreement or order, no Group Company has received any notice to the contrary or is aware of any event that may result in repeal, cancellation, revocation, or return of any such entitlements, (iii) all exemptions, reductions and rebates of material Taxes granted to any Group Company by a Government Authority are in full force and effect in all material respects and have not been terminated due to Group Companies’ default, (iv) no Group Company is responsible for Taxes of any other Person by reason of contract, and (v) no Group Company is, or has been, a party to, involved with, bound by or otherwise subject to any Tax-sharing agreement, Tax-allocation agreement, tax indemnity agreement or similar agreement.

(g) To the Knowledge of the Warrantors, except as a result of the transactions contemplated by this Agreement and any actions taken or failure to be taken by Parent Parties, as of the Closing Date, no Group Company will be required to include material amounts in income, or exclude material items of deduction, or qualification for Tax exemption, Tax holiday, Tax credit, Tax incentive or Tax refund, in any taxable period beginning after the Closing Date as a result of (i) a change in method of accounting occurring on or prior to the Closing Date, (ii) agreement with any Government Authority executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date.

(h) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Group Company has complied with all statutory provisions, rules, regulations, orders and directions in respect of any value added or similar Tax on consumption, has promptly submitted accurate returns, maintains full and accurate records, and has never been subject to any interest, forfeiture, surcharge or penalty and is not a member of a group or consolidation with any other company for the purposes value added or similar Tax on consumption.

(i) The Company is not a “passive foreign investment company” within the meaning of Section 1297(a) under the Code.

(j) No Group Company residing outside the PRC is or has ever been a real estate corporation.

(k) Each Group Company is in material compliance with all transfer pricing requirements in all jurisdictions in which they are required to comply with applicable transfer pricing regulations (including without limitation the transfer pricing principles, laws, documentation requirements).

(l) To the Knowledge of the Warrantors, no Group Company is aware of the existence of, nor does it have knowledge of any fact, agreement, plan or circumstance, nor has it taken or agreed to take any action, that could reasonably be expected to prevent or impede the Intended Tax Treatment.

Section 3.16 Material Contracts.

(a) For the purposes of this Agreement, “Material Contract” means a Contract to which a Group Company is a party or otherwise bound that:

(i) involves payments (or a series of payments), contingent or otherwise, of RMB 3 million (or the equivalent thereof in another currency) or more individually or RMB 7 million (or the equivalent thereof in another currency) or more in the aggregate, in cash, property or services;

(ii) is with a Government Authority;

(iii) is with any of the Top Ten Customers and the Top Ten Suppliers;

(iv) materially limits or restricts any Group Company’s ability to compete or otherwise conduct the Business in any manner, time or place, or that contains any exclusivity or change in control provision to which the Group Company is subject;

(v) grants a power of attorney, agency or similar authority;

(vi) relates to Indebtedness of RMB 10 million (or the equivalent thereof in another currency) or more, provides for an extension of credit, provides for indemnification or any guaranty, or provides for a “keep well” or other agreement to maintain any financial statement condition of another Person;

(vii) relates to any Intellectual Property, other than “shrink-wrap” or “off-the-shelf” commercially available software;

(viii) is a Related Party Contract (including without limitation, any Contract with any shareholder of Beijing Camelot);

(ix) is a lease on real or personal property;

(x) is an insurance policy;

(xi) relates to the acquisition of the business, material assets or equity of another Person (whether by merger, sale of equity, sale of assets or otherwise);

(xii) relates to any partnership, joint venture, strategic alliance or collaboration, global affiliation or business cooperation or sharing of profits or proprietary information or similar arrangement;

(xiii) is a futures, swap, hedge, collar, put, call, floor, cap option or other Contract that is intended to benefit from or reduce or eliminate the risk of fluctuations in interest rates, exchange rates or the price of commodities;

(xiv) is outside the ordinary course of business of any Group Company; or

(xv) is otherwise material to any Group Company or is a Contract on which any Group Company is substantially dependent.

(b) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and except as disclosed in Section 3.16(b) of the Disclosure Schedule , (i) each Material Contract is a valid and binding agreement of a Group Company, as applicable, in full force and effect and enforceable against the such Group Company in accordance with its terms, subject to the Bankruptcy and Equity Exception; (ii) each Group Company has duly performed all of its obligations under each Material Contract to which it is a party to the extent that such obligations to perform have accrued; (iii) no Group Company and, to the Knowledge of the Warrantors, no counterparty, is or is alleged to be in breach or violation of, or default under, any Material Contract; (iv) within the last twelve (12) months prior to the date hereof, no Group Company has received any written claim of default under any such Material Contract and, to the Warrantors’ Knowledge, no fact or event exists that would give rise to any claim of default under any Material Contract; (v) within the last twelve (12) months prior to the date hereof, no Group Company has either given notice (whether or not written) that it intends to terminate a Material Contract or has received any notice (whether written or not) that any other party thereto intends to terminate such Material Contract; and (vi) neither the execution of this Agreement or any other Transaction Document nor the consummation of the transactions contemplated hereby or thereby will require notice to or consent of any Person pursuant to any Material Contract, or give any Person the right to terminate any Material Contract.

Section 3.17 Compliance with Laws and Other Instruments.

(a) Each Group Company is in possession of all material grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, evaluations, concessions, approvals and orders issued by all relevant Government Authorities required by applicable Laws for the operation of the business as now conducted by it (collectively, the “Required Licenses”). No suspension or cancellation of any of the Required Licenses is pending or, to the Knowledge of the Warrantors, threatened. To the Knowledge of the Warrantors, the Required Licenses currently held by the Group Company are in full force and effect in all material respects. To the Knowledge of the Warrantors, the consummation of the transactions contemplated under the Transaction Documents will not result in the termination or revocation of any of the Required Licenses. To the Knowledge of the Warrantors, none of the Group Companies is in default under any of its Required Licenses in any material respects and has not received any notice (whether written or not) relating to the suspension, revocation or modification of any such Required Licenses.

(b) Except as disclosed in Section 3.17(b) of the Disclosure Schedule and subject to Section 3.19(c), none of the Group Companies is in default, breach or violation of, in any material respects, (i) any Law (including but not limited to all SAFE regulations, Tax and labor related regulations) and Order that are applicable to it or to the conduct or operation of the Business or the ownership or use of any of its properties, assets and Intellectual Property, or (ii) any Required Licenses. To the Knowledge of the Warrantors, none of the Group Companies has received any notice or communication in writing of any material non-compliance with any applicable Laws or Required Licenses that has not been cured.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Group Company and, to the Knowledge of the Warrantors, its directors, officers, employees (collectively, “Company Representatives”) are and have been in compliance with all applicable Laws relating to anti-bribery, anti-corruption, anti-money laundering, (ii) to the Knowledge of the Warrantors, none of the Group Companies nor any of Company Representatives has ever been found by a Government Authority to have violated any criminal or securities Law or is subject to any indictment or any government investigation for bribery.

(d) No Government Official serves as an officer, director or employee of any Group Company.

Section 3.18 Data Compliance.

(a) Where required by the Cyber Security and Data Protection Related Laws and to the extent applicable to the relevant Group Companies, the applicable Group Companies have adopted commercially reasonable technical and other necessary measures to protect data security when collecting, storing, using, processing, sharing, transferring, publicly disclosing and cross-border transmitting Personal Information, except where failure to adopt would not be material to such Group Company.

(b) None of the Group Companies has (i) received any written notice from any privacy regulator that it is acting or has acted in breach, or is otherwise being investigated or is the subject of enforcement action in respect, of any of the Cyber Security and Data Protection Related Laws; or (ii) received from any data subject any complaint or claim or allegation of breach of any of the Cyber Security and Data Protection Related Laws, in each case, as would reasonably be expected to constitute a Material Adverse Effect to any Group Company.

Section 3.19 Employee Matters.

(a) To the Warrantors’ Knowledge, no Key Employee of any Group Company is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such Key Employee’s ability to promote the interest of the Group Companies or that would conflict with the Group Companies’ business.

(b) To the Knowledge of the Warrantors, (i) each of the Key Employees is currently devoting all of his or her working time to the conduct of the business of the Group Companies, and (ii) no Key Employee intends to terminate employment with any Group Company, nor does any Group Company have a present intention to terminate the employment of any of the foregoing. To the Knowledge of the Warrantors, no Group Company is delinquent in payments in all material respects to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it or amounts required to be reimbursed to such employees, consultants, or independent contractors as of the date hereof.

(c) Save as set out in Section 3.19(c) of the Disclosure Schedule, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Group Company has complied with all applicable Laws related to employment (including without limitation, Laws related dispatched employees and labor outsourcing), and has made the required contributions under the employee benefit plan maintained or established by any Group Company in the PRC (including social insurance and housing schemes).

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no dispute is outstanding between any Group Company and any former or existing director, officer, employee, consultant of any Group Company regarding any Group Company’s obligations to any former or existing director, officer, employee, consultant or any other Person whether for breach of any Contract of service, for compensation for wrongful dismissal or for unfair dismissal or for payment of any salaries, wages, pensions, gratuities, severance pay, long service payment, bonuses, statutory allowances or otherwise howsoever or whatsoever. To the Knowledge of the Warrantors, no Action pending or threatened relating to the prior employment of any Group Company’s directors, officers, employees, their use in connection with the Group Company’s business of any information, technology or techniques allegedly proprietary to any of their former employers, clients or other parties, or their obligations under any agreements with prior employers, clients or other parties.

Section 3.20 Transactions with Related Parties.

(a) All Contracts that are currently in effect (other than (A) Charter Documents of the Group Companies, (B) the Transaction Documents, (C) the employment agreements, (D) the confidential information, invention assignment, non-compete and non-solicitation agreements, and (E) the award agreements relating to the Company Share Awards) to or by which any Group Company, on the one hand, and any Related Party, on the other hand, are a party or otherwise bound (the “Related Party Contracts”) are set forth in Section 3.20 of the Disclosure Schedule. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Related Party Contract was made on arm’s length terms and conditions.

(b) To the Knowledge of the Warrantors, no Related Party has any direct or indirect ownership in any Person that competes with any Group Company, except for ownership of less than one percent (1%) of any class or other equity of publicly traded companies. To the Knowledge of the Warrantors, other than those arising in the ordinary course of business and with arm’s length terms, no Related Party has had, either directly or indirectly, a material interest in any Person with which any Group Company has any material commercial relationship.

(c) Save as set out in Section 3.20 of the Disclosure Schedule, to the Knowledge of the Warrantors, none of the Group Companies has any obligation to pay for any intra-group accounts with the Shareholders or their Affiliates (excluding the Group Companies) that are not provided for in the Financial Statements (including without limitation, the supporting staff cost).

Section 3.21 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Group Companies maintain sufficient insurance policies as required by applicable Law and all agreements to which the Company or any of the Subsidiaries is a party or by which it is bound, in each case in accordance with normal industry practice for similarly situated companies in the same industry. To the Knowledge of the Warrantors, no Group Company has done or omitted to do or suffered anything to be done or not to be done other than any acts in the ordinary course of business which has or would materially render any policies of insurance taken out by it or by any other person in relation to any of such Group Company’s assets void or voidable or which would result in a material increase in the rate of premiums on the said policies and there are no claims outstanding and, to the Knowledge of the Warrantors, no circumstances which would give rise to any claim under any of such policies of insurance.

Section 3.22 Brokers. No broker, finder or investment banker is entitled to receive from any Group Company any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of any Group Company.

Section 3.23 Full Disclosure. No representation or warranty by Warrantors in this Agreement (including but not limited to the Financial Statements) and no statement contained in the Disclosure Schedule to this Agreement or any certificate or other document furnished or to be furnished to Parent pursuant to this Agreement (in any event, excluding any forecast, projection and estimate) contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 3.24 Customers and Suppliers. Section 3.24 of the Disclosure Schedule contains a list of the ten largest customers of the Group Companies (the “Top Ten Customers”) and a list of the ten largest suppliers of the Group Companies (the “Top Ten Suppliers”), in each case, for the fiscal year ended on December 31, 2020. With respect to both the Top Ten Customers and the Top Ten Suppliers: (a) all continue to be customers or suppliers as of the date hereof, as applicable, of the Group Companies and none of such customers or suppliers has materially cut down (or notified the Group Companies of its intent to materially cut down) its business with the Group Companies from the levels achieved during the 12-month period ended on December 31, 2020, (b) to the Knowledge of the Warrantors, no such customer or supplier has given the Group Companies any notice terminating or modifying the pricing terms or any other material terms of any agreement between the Group Companies and such customer or supplier, or threatening to take any such actions, (c) to the Knowledge of the Warrantors, no such customer or supplier intends to cease doing business with the Group Companies or decrease the amount of business it does with the Group Companies in any material respect except as a result of the transaction contemplated hereby, and (d) there are no pending or, to the Knowledge of the Warrantors, threatened disputes, claims or controversies with any such customer or supplier. Except as disclosed in Section 3.24 of the Disclosure Schedule, none of the Top Ten Customers is on the Entity List published by the U.S. Department of Commerce or on the Non-SDN Chinese Military-Industrial Complex Companies List (NS-CMIC List) published by OFAC.

Section 3.25 No Conflicts with Sanction and Export Control Laws.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and except as disclosed in Section 3.25(a) of the Disclosure Schedule, to the Knowledge of the Warrantors, neither the Company nor any of the other Group Companies, nor any director, officer, employee, Affiliate of the Company or any of the other Group Companies (i) is, or is directly or indirectly owned or controlled by, a Person that is currently the subject or the target of any Sanctions and Export Control Laws or is a Blocked Person, (ii) is located, organized or resident in a country or territory that is the subject or target of a comprehensive embargo, Sanctions and Export Control Laws or Sanctions Programs prohibiting trade with a Sanctioned Country; (iii) acting in any capacity in connection with the operations of the Company, conducts any business with or for the benefit of any Blocked Person or engages in making or receiving any contribution of funds, goods or services to, from or for the benefit of any Blocked Person, or deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked or subject to blocking pursuant to any applicable Sanctions and Export Control Laws or Sanctions Programs; and

(b) To the Knowledge of the Warrantors, except as disclosed in Section 3.25(b) of the Disclosure Schedule or otherwise required or permitted by relevant PRC Laws, for the past three (3) years, the Group Companies have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions and Export Control Laws, Sanctions Programs or with any Sanctioned Country.

For the purposes of this Section 3.25:

(a) “Sanctioned Country” shall mean a country or territory that is the subject or target of a comprehensive embargo or Sanctions and Export Control Laws prohibiting trade with the country or territory, including, without limitation, Crimea, Cuba, Iran, North Korea, Sudan and Syria.

(b) “Sanctions and Export Control Laws” shall mean all applicable laws, regulations, rules and requirements relating to trade sanctions, foreign trade controls, export and re-export controls, non-proliferation, anti-terrorism and similar laws, including but not limited to, any applicable requirements under, the United Nations Security Council (“UNSC”), the European Union, Her Majesty’s Treasury (“HMT”) or any other relevant sanctions authority the U.S. Department of Commerce Export Administration Regulations (EAR), the U.S. Department of State International Traffic in Arms Regulations (ITAR), and the U.S. Department of the Treasury Office of Foreign Assets Control (“OFAC”) regulations.

(c) “Blocked Persons” shall mean the designation as a “Specially Designated National” or on the “Sectorial Sanctions Identifications List” or other similar list maintained by the United States or other applicable jurisdiction.

(d) “Sanctions Programs” shall mean any OFAC, HMT or UNSC economic sanction program including, without limitation, programs related to a Sanctioned Country.

Article IV

Representations and Warranties with Respect to Parent Parties

Each of Parent Parties represents and warrants to the Company that the statements contained in this Article IV are true, correct and complete in all respects, and not misleading in any respect, as of the date hereof and as of the Closing (unless any representations and warranties expressly relate to another date, in which case as of such other date). Each of Parent Parties may, at any time before the Closing Date, disclose any exceptions or qualifications to the statements contained in this Article IV in a separate schedule, unless the facts or circumstances so disclosed constitute a Material Adverse Effect, in which case such disclosure shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty made in this Agreement by such Parent Party for the purpose of determining whether the condition set forth in Section 6.3(a) have been satisfied or impaired the Company’s right to terminate this Agreement pursuant to Section 7.1, unless, in each case, the Company specifically agrees thereto in writing. The information so disclosed shall be deemed to have cured any inaccuracy of or breach in any representation or warranty made by such Parent Party, except for relating to any untrue and incorrect representation or warranty made in this Agreement by such Parent Party prior to or as of the date hereof.

Section 4.1 Organization and Good Standing. Parent is duly organized, validly existing and in good standing under the Laws of the Cayman Islands. Each of the Merger Subs (upon its incorporation) is duly organized, validly existing and in good standing under the Laws of the British Virgin Islands. Each of Parent Parties has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Each of Parent Parties is duly qualified or authorized to do business and is in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization.

Section 4.2 Authorization. Each of Parent Parties has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which each of Parent Parties is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent Parties. This Agreement has been, and each of the other Transaction Documents to which the each of Parent Parties is a party will be at or prior to the Closing, duly and validly executed and delivered by Parent Parties and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and the other Transaction Documents to which each of Parent Parties is a party will constitute, the legal, valid and binding obligations of Parent Parties, enforceable against it in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

Section 4.3 Conflicts; Consents of Third Parties.

(a) None of the execution, delivery and performance by Parent Parties of this Agreement or the other Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby or thereby, or compliance by Parent Parties with any of the provisions hereof or thereof will breach or conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), any provision of (i) the Charter Documents of the Parent Group Companies; (ii) any Order applicable to any Parent Group Company or by which any of the properties or assets of any Parent Group Company are bound; or (iii) any applicable Laws, in each case of (i), (ii) and (iii), except as would not, individually or in the aggregate, materially and adversely affect the ability of each of Parent Parties to carry out its obligations hereunder and under the other Transactions Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.

(b) Other than (i) Required Antitrust Clearances and (ii) the filing of the Articles of Merger and other requisite documents required under the BVI Companies Act with the BVI Registrar pursuant to the BVI Companies Act, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Government Authority or any other Person is required on the part of Parent Parties in connection with the execution and delivery of this Agreement or the other Transaction Documents or the compliance by Parent Parties with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except where the failure to make or obtain any such filings, declaration or registration or to give such notice or to obtain such consent, approval, license, permit or authorization does not have, individually or in the aggregate, a Material Adverse Effect.

Section 4.4 Due Issuance of Shares. The KC Shares, when issued pursuant to this Agreement, will be validly issued, fully paid and non-assessable and free and clear of any Lien, except for Transfer restrictions arising under the applicable securities Law or created by virtue of this Agreement, and will be issued in compliance with all applicable Laws. The issuance of KC Shares is not subject to any preemptive rights or rights of first refusal or other similar rights.

Section 4.5 Compliance with NASDAQ Requirements. Parent is in compliance with the applicable listing and corporate governance rules and regulations of NASDAQ in material respects. Parent has not taken any action to delist the ADS from NASDAQ. Parent has not received any notification that the SEC or NASDAQ is contemplating suspending or terminating such listing (or the applicable registration under the Exchange Act related thereto). Parent is in compliance with applicable securities Laws (including without limitation, the Sarbanes-Oxley Act) in all material respects.

Section 4.6 SEC Matters; Financial Statements; Internal Control. Parent has filed or furnished, as applicable, on a timely basis, all registration statements, proxy statements and other statements, reports, schedules, forms and other documents required to be filed or furnished by it with the SEC (all of the foregoing documents filed with or furnished to the SEC and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”) in all material respects. As of their respective effective dates (in the case of the SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other SEC Documents), or in each case, if amended prior to the date hereof, as of the date of the last such amendment: (i) each of the SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the SEC Documents (as the case may be) and (ii) to the Knowledge of Parent Parties, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact which is necessary to be stated therein in order to make the material statements therein, in the light of the circumstances under which they were made, not misleading.

Article V

Covenants

Section 5.1 Access to Information.

(a) Following the date hereof until the earlier of the Closing and termination of this Agreement pursuant to Section 7.1 and subject to applicable Law, upon reasonable advance notice in writing from Parent, the Company shall (i) provide to Parent and its Representatives reasonable access during normal business hours to the offices, properties, books and records of any Group Company, (ii) furnish to Parent and its Representatives such information concerning the Group Companies as Parent may reasonably request in writing, and (iii) instruct its and its Subsidiaries’ employees, legal counsel, financial advisors, auditors and other Representatives to reasonably cooperate with Parent and its Representatives in their investigation. Notwithstanding the foregoing, any such investigation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the timely discharge by the employees of the Company or its Subsidiaries of their duties.

(b) Notwithstanding anything to the contrary in Section 5.1(a), nothing in this Agreement shall require the Company or any of its Subsidiaries to give access to or disclose any information to Parent or any of its Representatives if such access or disclosure would (i) violate any Contract entered into prior to the date of this Agreement, applicable Law or Order (provided that the Company shall use its reasonable best efforts to cause such information be provided in a manner that would not result in such violation), (ii) jeopardize any attorney-client privilege, work product doctrine or other applicable privilege, or (iii) give a third party the right to terminate or accelerate the rights under any Contract entered into with any Group Company prior to the date of this Agreement (provided that the Company shall use its reasonable best efforts to cause such information be provided in a manner that would not result in such jeopardy for right to terminate or accelerate).

(c) All information provided or made available pursuant to this Section 5.1 to Parent or its Representatives shall be subject to Section 5.5.

Section 5.2 Notice of Developments. Prior to the earlier of the Closing and termination of this Agreement pursuant to Section 7.1, each of the Company and Parent shall promptly notify the other in writing of (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated hereby; (b) any notice or other communication from any Government Authority in connection with the transactions contemplated hereby; (c) any Actions commenced or, to the Knowledge of the Company or the Knowledge of Parent, threatened against the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed by such party pursuant to any of such party’s representations and warranties contained herein, or that relate to such party’s ability to consummate the transactions contemplated hereby; (d) a breach of any representation or warranty or failure to perform any covenant or agreement set forth in this Agreement on the part of such party having occurred that would cause the conditions set forth in Section 6.1, Section 6.2 or Section 6.3 not to be satisfied; and (e) any development that is materially adverse to the business, operations, assets, Liabilities, financial condition, results of operations of the Company and its Subsidiaries (taken as a whole).

Section 5.3 Conduct of the Business Pending the Closing. Between the date hereof and the earlier of the Closing and termination of this Agreement pursuant to Section 7.1, except (x) as expressly required by this Agreement or (y) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause the other Group Companies to, and the Founder Parties shall cause the Group Companies to:

(a) conduct the respective Businesses of the Group Companies in the ordinary course and consistent with past practice in all material respects;

(b) maintain the validity of, and renew, any licenses, Permits, insurance policies and Contracts that have expired or will expire in a timely manner to the extent in the ordinary course and consistent with past practice;

(c) use their respective commercially reasonable efforts to (i) preserve the present business operations, organization, assets and goodwill of the Group Companies, (ii) keep available the services of its current officers and employees, (iii) preserve the present relationships with customers of the Group Companies, and (iv) not engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of any Warrantor in this Agreement to be untrue or result in a breach of any covenant made by any Warrantor in this Agreement in all material respects;

(d) not change the accounting methods, estimation techniques, principles or practices affecting the reported assets, liabilities or results of operations of any Group Company or change any Group Company’s cash management procedures or management of working capital, including by accelerating collections or receivables or by delaying payment of any payables or other liabilities, other than such changes required by the Applicable Accounting Standard; and

(e) not take any action if such action would constitute a material breach of the representations and warranties set forth in Section 3.11.

Section 5.4 Further Assurances. The Warrantors shall use (and the Company shall cause each other Group Company to use) their respective commercially reasonable efforts, and the Parent Parties shall use (and Parent shall cause each other Parent Group Company to use) their respective commercially reasonable efforts, to (a) take all actions necessary or appropriate and do all things (including to execute and deliver documents and other papers) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, and (b) cause the fulfillment at the earliest practicable date of all the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

Section 5.5 Confidentiality and Publicity.

(a) Prior to the Closing, each of the Warrantors and the Parent Parties (each a “Non-disclosure Obligor”) agrees to, and shall cause its agents, representatives, Affiliates, employees, officers and directors to: (i) treat and hold as confidential (and not disclose or provide access to any Person to) all confidential or proprietary information with respect to Parent Parties (in the case that such Non-disclosure Obligor is a Warrantor) or the Group Companies (in the case that such Non-disclosure Obligor is a Parent Party), as applicable, or relating to the transactions contemplated hereby, (ii) in the event that any Non-disclosure Obligor or any such agent, representative, Affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide Parent (in the case that such Non-disclosure Obligor is a Warrantor) or the Seller Representative (in the case that such Non-disclosure Obligor is a Parent Party), as applicable, with prompt written notice of such requirement so that Parent or the applicable Group Company may seek a protective order or other remedy or waive compliance with this Section 5.5(a), and (iii) in the event that such protective order or other remedy is not obtained, or either Parent or the Seller Representative waives compliance with this Section 5.5(a), furnish only that portion of such confidential information which is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded to such information, provided, however, that such Non-disclosure Obligor shall have provided a draft of the proposed disclosure to Parent (in the case that such Non-disclosure Obligor is a Warrantor) or the Seller Representative (in the case that such Non-disclosure Obligor is a Parent Party), as applicable, reasonably in advance and shall have obtained written confirmation from the relevant party that they have no further comments to the content of such proposed disclosure; provided, further, that (A) this Section 5.5(a) shall not apply to any information that, at the time of disclosure, is in the public domain and was not disclosed in breach of this Agreement by any Non-disclosure Obligor or any of its agents, representatives, Affiliates, employees, officers or directors, (B) each Party shall have the right to disclose any information to its Affiliates, employees, officers, directors, counsel, auditor, shareholder, agents and representatives on a need-to-know basis; provided, however, that such Persons shall be advised of the confidential nature of the information and are under the same or equivalent non-disclosure obligation provided hereunder or appropriate non-disclosure obligations imposed by professional ethics, Law, contract or otherwise.

(b) No Party shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Parties, unless otherwise required by Law or Government Authority in which case the Party being required to make such press release or public announcement shall provide the other Parties with a draft of the proposed press release or public announcement reasonably in advance and shall have obtained written confirmation from such other Parties that they have no further comments to the content of such proposed press release or public announcement.

(c) Each of the Non-Disclosure Obligors other than the Parent Parties (collectively, the “No-insider Trading Obligors”) agrees to comply with all applicable insider trading restrictions of the SEC and any other competent Government Authorities. Without limiting the generality of the foregoing, from the date of this Agreement until the earlier of the Closing and termination of this Agreement pursuant to Section 7.1, without the express prior written consent of Parent, which consent will be subject to and upon the terms determined under the reasonable discretion of the board of directors of Parent, each of the No-insider Trading Obligors shall not, and shall not cause its agents, employees, officers and directors who have received from such No-insider Trading Obligors any material non-public information that are subject of the undertakings of such No-insider Trading Obligors under this Section 5.5 (including any material non-public information regarding the business or affairs of Parent and its Subsidiaries or the Group Companies or relating to the transactions contemplated hereby) to, trade or advise others in trading in the securities of Parent while in possession of such material non-public information, or disseminate such material non-public information to others in connection with trading in the securities of Parent or for any other purpose. For the avoidance of doubt, this Section 5.5(c) does not prohibit the consummation of the transactions contemplated hereby.

Section 5.6 No Promotion.

(a) Without the prior written consent of or as otherwise agreed in writing to by Parent, and whether or not the Closing is consummated, each of the Founders shall not and shall cause the Shareholders and their respective Affiliates not to, (i) use in advertising, publicity, announcements, duplication or otherwise, the name of Parent or any of its Affiliates, either alone or in combination of, including but not limited to “ ”, “ ”, “ ”, “ ”, “ ”, “ ”, “ ” and “ ” the associated devices and logos of the above brands or any company name, trade name, trademark, service mark, domain name, device, design, symbol or any abbreviation, contraction or simulation thereof owned or used by Parent or any of its Affiliates; or (ii) represent, directly or indirectly, that any product or service provided by such Shareholder or its Affiliates has been approved or endorsed by Parent or any of its Affiliates.

(b) Without the prior written consent of or as otherwise agreed in writing to by the Seller Representative, and prior to the consummation of the Closing, each of the Parent Parties shall not and shall cause their respective Affiliates not to, , (i) use in advertising, publicity, announcements, duplication or otherwise, the name of the Company or any of its Affiliates, either alone or in combination of, including but not limited to “ ” and “ ”, the associated devices and logos of the above brands or any company name, trade name, trademark, service mark, domain name, device, design, symbol or any abbreviation, contraction or simulation thereof owned or used by the Company or any of its Affiliates; or (ii) represent, directly or indirectly, that any product or service provided by such Parent Party or its Affiliates has been approved or endorsed by the Company or any of its Affiliates.

Section 5.7 Exclusivity. Between the date of this Agreement and the earlier of (a) the Closing and (b) the termination of this Agreement pursuant to Section 7.1, none of the Warrantors or any of their respective Affiliates, officers, directors, representatives or agents shall, and the Warrantors shall cause the other Group Companies and their respective Affiliates, officers, directors, representatives and agents not to, (i) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (A) relating to any acquisition or purchase of all or any portion of the equity interests in the Company or any other Group Company or all or any material portion of the assets of the Group Companies, or (B) to enter into any merger, consolidation, business combination, recapitalization, reorganization or other extraordinary business transaction (including but not limited to public offerings) involving or otherwise relating to any Group Company, or (ii) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. The Warrantors shall, and shall cause the other Group Companies to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Warrantors shall notify Parent promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to Parent, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact. The Warrantors agree not to, and the Warrantors agree to cause the other Group Companies not to, without the prior written consent of Parent, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which any such Warrantor is a party, to the extent in connection with the transactions contemplated hereby.

Section 5.8 Tax Filings and Payments.

(a) The Parties hereby acknowledge, covenant and agree that (i) each of the Parent Parties shall have no obligation to pay any Tax of any nature that is required by applicable Laws to be paid by any of the Shareholders or its Affiliates or their respective direct and indirect partners, members and shareholders arising out of the transactions contemplated by this Agreement and the other Transaction Documents; and (ii) each of the Founders agrees to bear and pay, and cause each of the Non-Founder Shareholders to bear and pay, any Tax of any nature that is required by applicable Laws to be paid by it arising out of the transactions contemplated by this Agreement and the other Transaction Documents, including without limitation, if applicable, any Circular 7 Taxes (as defined below).

(b) The Seller Representative shall be entitled to withhold from each Non-Founder Shareholder the applicable Withheld Amount to pay the relevant Circular 7 Taxes payable by such Non-Founder Shareholder. On the Closing Date, Parent shall pay the Seller Representative an amount equal to the Aggregate Withheld Amount for purpose of payment of the Circular 7 Taxes (as defined below) pursuant to this Section 5.8(b) As soon as practicable after the Closing, the Seller Representative shall engage a Tax agent for the benefits of the Shareholders, and shall use his reasonable best efforts to cause the Tax agent, as soon as possible and within the period required by Circular 7, duly and properly file and report the relevant Tax filings on behalf of the Founders and the Non-Founder Shareholders with the competent Tax authority and disclosures required by (and shall make such filings and disclosures in accordance with the requirements of) Circular 7 (the “Circular 7 Filing”) in connection with the transactions contemplated by this Agreement and the other Transaction Documents (the foregoing transactions, collectively, the “Reporting Transactions”). If such competent Tax authority requires any Shareholders to pay any Taxes in connection with the Reporting Transactions as required by Circular 7 (the “Circular 7 Taxes”), the Founders shall make the full payment of the Circular 7 Taxes payable by such Founders in accordance with the requirement of the Tax authority and the Seller Representative shall apply the Aggregate Withheld Amount to make the full payment of the Circular 7 Taxes payable by the Non-Founder Shareholders in accordance with the requirement of the Tax authority, as applicable, and, after the payment of the Circular 7 Taxes, the Seller Representative shall deliver the relevant evidence of such payments made by the Founders and/or the Seller Representative on behalf of the Shareholders to Parent.

(c) The Founders shall use their respective commercially reasonable efforts to, and shall use their respective commercially reasonable efforts to cause the Non-Founder Shareholders to, at Parent’s expense, cooperate with Parent as and to the extent reasonably requested by Parent in connection with the filing of any Tax Returns in connection with the Reporting Transactions and in any threatened or actual proceeding with respect to Taxes in connection with the Reporting Transactions, including but not limited to the retention and (upon reasonable request) the provision of records.

(d) In the event that any of the Parent Parties receives any notice from the competent Tax authority requiring the Parent Parties to pay the Circular 7 Taxes on behalf of any Shareholder due to the failure of such Shareholder’s payment of the due and payable Circular 7 Taxes, each of the Parent Parties shall keep the Seller Representative fully and promptly informed of its communications with the Tax authority, and shall, promptly after the proposed amount of the Circular 7 Taxes payable by the Parent Parties is determined by the competent Tax authority, deliver a written notice to the Seller Representative setting forth such proposed amount and obtain the Seller Representative’s written confirmation (which shall not be unreasonably conditioned, withheld or delayed) of the proposed amount of the Circular 7 Taxes payable. If the Seller Representative does not agree with the proposed amount of the Circular 7 Taxes payable, the Seller Representative shall have a reasonable opportunity to confer with the competent Tax authority and to reach mutual agreement as to the amount of Circular 7 Taxes payable, and the Parent Parties shall provide necessary assistance and support upon reasonable request by the Seller Representative. After the finally resolved Circular 7 Taxes payable are paid by the Parent Parties, the Parent Parties shall deliver the relevant evidence of such payments made by the Parent Parties to Seller Representative, and the Parent Parties are entitled, in their sole discretion, to either deduct such amount that equals the amount of Circular 7 Taxes paid by such Parent Party on behalf of such Shareholder from the Escrow Amount or deduct from the Holdback KC Shares, or through both ways.

Section 5.9 Certain U.S. Tax Matters.

(a) Merger Subs. Parent shall establish each of Merger Sub A, Merger Sub B, and Merger Sub C as a first-tier wholly owned Subsidiary of the Parent.

(b) Intended U.S. Tax Treatment. For U.S. federal income Tax purposes, this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3. The Parties acknowledge that each of the Founders and Founder Holdcos intends to treat each Merger as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended U.S. Tax Treatment”). Each Party agrees that it will not take any reporting position for U.S. federal income tax purposes that is inconsistent with the Intended U.S. Tax Treatment unless required by Law. The Parties shall cooperate with each other, following request from a Party, to provide any information that is available to the other Parties and that is reasonably necessary for the requesting Party in order to reflect the Intended U.S. Tax Treatment on its U.S. Tax Returns.

(c) Parent shall consider in good faith causing valid elections under Treasury Regulations Section 301.7701-3 to be made with respect to each of Merger Sub A, Merger Sub B, and Merger Sub C to treat such entities as disregarded as separate from their owner for U.S. federal income Tax purposes, effective prior to the Closing, and shall promptly provide the Founders with a copy of each Form 8832 filed with respect to the foregoing elections.

(d) In connection with any proposed integration or restructuring transaction of the Group Companies that Parent desires to consummate, either (i) pursuant to a plan in existence at or prior to Closing or (ii) in the same Tax year in which the Closing Date occurs (other than any contribution(s) of the stock of the Merger Subs to a direct or indirect Subsidiary of Parent), Parent shall consult and cooperate in good faith with the Founders and their respective Tax advisors in order to ensure that such transactions are consummated in a Tax efficient manner to all the Parties.

Section 5.10 Ongoing Cooperation and Assistance.

(a) Each of the Founders agrees that after the Closing, he or she shall continue to provide support for the operation and development of the Group Companies upon Parent’s reasonable request in an advisory capacity, in accordance with an advisory agreement to be entered into by the Founders and Parent.

(b) Each of the Founder agrees that after the Closing, it shall use commercially reasonable efforts to provide assistance upon Parent’s reasonable request in the event that the competent Government Authorities initiate any Tax audit or other investigations of any Group Company (including without limitation, any such audit or investigation initiated during the liquidation process of any Group Company) with respect to the period prior to the Closing Date.

Section 5.11 Non-compete.

(a) Each of the Founders agrees that commencing from the Closing Date through the expiration of two (2) years after the Closing Date, it shall not, and shall cause its Affiliates not to, directly or indirectly, own, manage, Control, operate or in any other manner engage in any business that competes, directly or indirectly, with the Business of any Group Company, except for ownership of less than one percent (1%) of any class of shares or other equity of publicly traded companies. To the extent there is no existing employment contract with any Senior Manager, which imposes the foregoing non-competition obligations on such Senior Manager, such Senior Manager shall enter into agreements with Parent which shall contain the similar language regarding the foregoing non-competition obligations.

(b) The Parties agree that, if any court or arbitral tribunal of competent jurisdiction determines that a specified time period, geographical area, a specified business limitation or any other relevant feature of this Section 5.11 or Section 5.12 is unreasonable, arbitrary or against public policy, then a lesser period of time, geographical area, business limitation or other relevant feature which is determined by such court or arbitral tribunal to be reasonable, not arbitrary and not against public policy may be enforced against the applicable Party under this Section 5.11 or Section 5.12, as applicable.

Section 5.12 Non-solicit. Each of the Founders agrees that commencing from the Closing Date and through the expiration of two (2) years after the Closing Date, it shall not, and shall cause its Affiliates not to, directly or indirectly (a) recruit, solicit or employ any person employed by, or any supplier or customer of, or any other person with business connections to, the Group Companies, or (b) knowingly induce or encourage any such persons described in clause (a) to terminate, reduce or materially alter his/her relationship with the Group Companies.

Section 5.13 Lock-up Requirements and Registration Rights.

(a) Notwithstanding the rest of this Section 5.13, each of the Founders agrees that: (i) with respect to twenty-five percent (25%) of the KC Shares issued by Parent to him or her (or his or her designated Affiliate(s) to receive such KC Shares) on the Closing Date under this Agreement, it shall not Transfer any such shares (or ADSs representing such shares) until June 30, 2023; (ii) with respect to an additional fifteen percent (15%) of the KC Shares issued by Parent to him or her (or his or her designated Affiliate(s) to receive such KC Shares) on the Closing Date under this Agreement, it shall not Transfer any of such KC Shares (or ADSs representing such shares) until Parent has filed a Form 20-F (or any successor form) with SEC for the fiscal year ending on December 31, 2021; and (iii) with respect to all of the KC Shares issued by Parent to him or her (or his or her designated Affiliate(s) to receive such KC Shares) under this Agreement, without any prejudice to the limitations prescribed under (i) and (ii) above, any Transfer thereof shall be made in compliance with all applicable federal and state securities Laws, rules promulgated by NASDAQ and SEC and ADS conversion procedures as implemented by Parent from time to time.

(b) The Parent agrees that with respect to all Registrable Securities held by the Shareholders shall be entitled to certain registration rights in accordance with Section 5.13(c).

(c) Parent shall file or cause to be filed with the SEC a Registration Statement registering the resale from time to time by the Shareholders of all of the KC Shares issued by Parent to the Shareholders under this Agreement (the “Registrable Securities”) as soon as reasonably practicable and in any event no later than thirty (30) days with respect to the Registrable Securities held by the Founders (or their respective designated Affiliates), and ninety (90) days with respect to the Registrable Securities held by the Non-Founder Shareholders (or their respective designated Affiliates), as applicable, following each of the Closing Date, the Second-Tranche Payment Date, and the date of issuance of the Holdback KS Shares, as applicable. The Registration Statement shall be on Form F-3 or another appropriate form permitting the public resale of the Registrable Securities by such Shareholders, subject to the lock-up requirements as set forth under Section 5.13(a). Parent shall use commercially reasonable efforts to cause the Registration Statement to be declared effective as soon as possible after filing, and once effective, to keep the Registration Statement continuously effective under the Securities Act at all times until the expiration of the effectiveness period as provided thereunder.

Section 5.14 Antitrust Clearance.

(a) The Parties shall cooperate in good faith and expeditiously with respect to taking all actions necessary and appropriate to promptly obtain the Required Antitrust Clearances.

(b) The Parties shall use their reasonable efforts to seek to deal with complaints or objections, if any, as may be asserted with respect to this Agreement under any Antitrust Laws, including without limitation, providing explanations, agreeing to any terms, conditions or modifications acceptable to the Parties (such actions, “Disposition Actions”) with respect to obtaining the expiration or termination of any waiting period or any consents, permits, waivers, approvals, authorizations or orders in connection with the consummation of the Agreement; provided, however, none of the Parties shall be required to take such Disposition Actions hereunder.

(c) The Parties shall jointly develop, and each of the Parties shall consult and cooperate with one another, and consider in good faith the views of one another, with respect to the strategy, timing and form (x) for obtaining the Required Antitrust Clearances; and (y) for responding to any request from, inquiry or investigation by, or execution of any remedy required by, any Government Authority that has authority to enforce any Antitrust Laws (including but not limited to directing the timing, nature and substance of all such responses, including but not limited to any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party).

Section 5.15 Certain Other Covenants.

(a) As soon as practicable after the Closing Date, the Founders shall use their reasonable best efforts to cause, or provide all necessary assistance to the Surviving Company, upon the Parent Parties’ reasonable request, in order to cause: (i) Beijing Camelot to change its company form from a company limited by shares to a limited liability company in accordance with the applicable PRC Laws; and (ii) a total of approximately 3.19% of the equity interests in Beijing Camelot as of the date hereof held by昆山卓越进取企业管理合伙企业(有限合伙), 昆山卓越革新企业管理合伙企业(有限合伙) and 昆山卓越创新企业管理合伙企业(有限合伙) at the aggregate transfer price of RMB175,923,000 (of which approximately 25% will be paid in cash and approximately 75% of which will be paid in the form of restricted stocks of Parent), after Beijing Camelot having been changed into a limited liability company, to be transferred to one or more Persons designated by Parent (which designation shall be made reasonably in advance of the equity interest transfer), free and clear of all Liens other than Permitted Liens, on terms and conditions provided in the equity transfer agreement to be agreed by Parent, the Founders and such shareholders.

(b) Prior to the Closing, the Company shall send notification to the counterparties with respect to the agreements disclosed in Section 3.16(b) of the Disclosure Schedule to the extent required by such agreements, and use its commercially reasonable efforts to obtain the required consents and/or waivers under such agreements to the extent required by such agreements.

Article VI

Conditions to Closing

Section 6.1 Conditions Precedent to Obligations of Each Party at the Closing. The respective obligation of each Party to consummate the Closing is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by such Party, in its sole discretion, in whole or in part to the extent permitted by applicable Law):

(a) there shall not be in effect any Law or Order by a Government Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(b) the Parties have obtained the Required Antitrust Clearances;

(c) no Legal Proceeding shall have been commenced by or before any Government Authority against any Party hereto seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which would render it impossible or unlawful to consummate such transactions, provided, however, that the provisions of this Section 6.1(c) shall not apply to any Party if such Party or its Affiliate has directly or indirectly solicited or encouraged any such Legal Proceeding.

Section 6.2 Conditions Precedent to Obligations of Parent Parties at the Closing. The obligation of Parent Parties to consummate the Closing is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Parent, in its sole discretion, in whole or in part to the extent permitted by applicable Law):

(a) (i) the Fundamental Warranties contained in Article III shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date, other than such representations and warranties that relate to another date (in which case such representations and warranties shall be true and correct in all respects (except for de minimis inaccuracies) as of such other date as though made at and as of such other date), (ii) each of the representations and warranties set forth in Article III with respect to the Group Companies other than the Fundamental Warranties (without giving effect to any qualification as to “materiality,” or “Material Adverse Effect”) shall be true and correct as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), except in the case of (ii), where any failures of any such representations and warranties to be so true and correct do not, and would not be reasonably expected to, constitute a Material Adverse Effect on the Group Companies, taken as a whole;

(b) each of the Warrantors and the Seller Representative on behalf of the Shareholders shall have performed and complied with, in all material respects, each of the obligations and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date;

(c) all corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incidental to such transactions shall have completed and duly executed, and Parent shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request;

(d) Shareholders holding no more than ten percent (10%) of the total outstanding Company Shares shall have validly exercised the appraisal rights under section 179 of the BVI Companies Act;

(e) since the Balance Sheet Date there shall not have been or occurred any change, circumstance, condition, event or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Group Companies, taken as a whole;

(f) each of the Transaction Documents shall have been duly executed by all of the parties thereto (other than Parent and its Affiliates) and delivered to Parent;

(g) each of the PRC and the British Virgin Islands counsel of the Group Companies shall have issued a PRC legal opinion (in form as set forth as Exhibit A) and a BVI legal opinion (in form to be agreed by the Parties), respectively, to Parent;

(h) each Founder shall have entered into a contract, which shall contain non-compete, non-disparagement and non-disclosure obligations agreed to by both the Parent and such Founder, which shall be in full force and effect, and each Founder shall, absent death or disability, be ready, willing and able to commence employment thereunder.

Section 6.3 Conditions Precedent to Obligations of the Company at the Closing. The obligation of the Founder Parties and the Company to consummate the Closing is subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Company, in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties in Article IV shall be true and correct in all material respects when made and as of the Closing Date with the same force and effect as if made as of the Closing Date;

(b) the Parent Parties shall have performed and complied with, in all material respects, each of the obligations and agreements required by this Agreement to be performed or complied with by Parent Parties on or prior to the Closing Date;

(c) since the date hereof there shall not have been or occurred any change, circumstance, condition, event or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole;

(d) all corporate and other proceedings of Parent Parties in connection with the transactions contemplated hereby and all documents and instruments incidental to such transactions shall have been completed and duly executed, and the Seller Representative shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request; and

(e) each of the Transaction Documents to which any of the Parent Parties is a Party shall have been duly executed by the applicable Parent Parties thereto (other than the Founder Parties and the Company) and delivered to the Seller Representative.

Article VII

Termination

Section 7.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing as follows:

(a) by Parent if there has been any material breach of any representation or warranty set forth in this Agreement or failure to perform any covenant or agreement set forth in this Agreement on the part of any Warrantor and such breach or failure to perform cannot be cured, or if curable, is not cured within ten (10) days after written notice of such breach or failure to perform is given to the Company or the Seller Representative by Parent;

(b) by the Company if there has been any material breach of any representation or warranty set forth in this Agreement or failure to perform any covenant or agreement set forth in this Agreement on the part of any Parent Party and such breach or failure to perform cannot be cured, or if curable, is not cured within ten (10) days after written notice of such breach or failure to perform is given to such Parent Party by the Company or the Seller Representative;

(c) by Parent on or after the Long Stop Date, if the Closing shall not have occured by the close of business on the Long Stop Date, provided that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to Parent if any Parent Party’s material breach of any representation or warranty or failure to perform any of its obligations under this Agreement shall have resulted in the failure of the Closing to be consummated by the Long Stop Date;

(d) by the Company on or after the Long Stop Date, if the Closing shall not have occurred by the close of business on the Long Stop Date, provided that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if any Warrantor’s material breach of any representation or warranty or failure to perform any of its obligations under this Agreement shall have resulted in the failure of the Closing to be consummated by the Long Stop Date;

(e) by Parent if there has been any change, circumstance, condition, event, or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Group Companies, taken as a whole;

(f) by the Company if there has been any change, circumstance, condition, event, or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole; or

(g) by mutual written consent of Parent and the Company.

Section 7.2 Procedures upon Termination. In the event of termination by either Parent or by the Company pursuant to Section 7.1, written notice of such termination shall forthwith be given to the other Parties, and this Agreement shall thereupon terminate without further action by any Party.

Section 7.3 Effect of Termination. In the event that this Agreement is validly terminated in accordance with Section 7.1 and Section 7.2, each of the Parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to any Party; provided that no such termination shall relieve any Party from liability for a breach of any of its covenants or agreements or its representations and warranties contained in this Agreement prior to such termination, and provided, further, that Section 5.5, Section 5.6, this Section 7.3, Section 7.4 and Article IX shall survive any such termination.

Section 7.4 Break-up Fee.

(a) In the event that (i) Parent terminates this Agreement pursuant to Section 7.1(a) or Section 7.1(c) where the failure of the Closing to occur by the Long Stop Date is due to material breach of this Agreement by any Warrantor, or (ii) (x) all of the conditions set forth in Section 6.1 and Section 6.3 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied, (y) the Parent has delivered to the Company an irrevocable written notice confirming that all of the conditions set forth in Section 6.2 have been satisfied (or that Parent is waiving any unsatisfied conditions in Section 6.2) and that it is ready, willing and able to consummate the Closing and (z) the Company fails to complete the Closing within ten (10) Business Days following the later of (A) date on which the Closing should have occurred pursuant to Section 2.3 and (B) the date on which the foregoing notice is delivered to the Company, the Company shall promptly (and in any event within five (5) Business Days after the termination of this Agreement) pay, or cause to be paid to, Parent a fee equal to three (3%) of the Preliminary Merger Consideration;

(b) In the event that (i) the Company terminates this Agreement pursuant to Section 7.1(b) or Section 7.1(d) where the failure of the Closing to occur by the Long Stop Date is due to material breach of this Agreement by any Parent Party, or (ii) (x) all of the conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied, (y) the Company has delivered to Parent an irrevocable written notice confirming that all of the conditions set forth in Section 6.3 have been satisfied (or that the Company is waiving any unsatisfied conditions in Section 6.3) and that it is ready, willing and able to consummate the Closing and (z) Parent Parties fail to complete the Closing within ten (10) Business Days following the later of (A) date on which the Closing should have occurred pursuant to Section 2.3 and (B) the date on which the foregoing notice is delivered to Parent, Parent shall promptly (and in any event within five (5) Business Days after the termination of this Agreement) pay, or cause to be paid to, the Company a fee equal to three (3%) of the Preliminary Merger Consideration; and

(c) If either the Group Companies or the Founder Parties on the one hand, or Parent on the other hand, fails to pay any amounts due to the other Party under this Section 7.4, then the defaulting Party shall pay all reasonable and documented costs and expenses (including but not limited to legal fees and expenses) incurred by such other Party in connection with any action or proceeding (including but not limited to the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest accrued on such unpaid amounts from the date on which such payment became due through the date on which all the amounts due and payable under this Section 7.4 by the defaulting Party were fully received by such other Party at the prime lending rate as published in The Wall Street Journal in effect on the date such payment became due. Such collection expenses shall not otherwise diminish in any way the payment obligations hereunder.

Article VIII

Indemnification

Section 8.1 Survival of Representations, Warranties and Covenants. The representations and warranties with respect to the Group Companies and the Founder Holdcos contained in this Agreement as set forth in Article III shall survive the Closing until the date that is eighteen (18) months following the Closing Date; provided, however, that the Fundamental Warranties shall survive the Closing indefinitely, and the representations and warranties set forth in Section 3.15 (Taxes) shall survive the Closing until the lapse of the statute of limitation. Notwithstanding the foregoing, the covenants or other agreements of the Founder Parties contained in this Agreement (other than those set forth in Section 5.8 (Tax Filings and Payments), which shall survive the Closing until lapse of the statute of limitation) that by their terms are to be performed after the Closing shall survive the Closing in accordance with their terms, unless and only to the extent that non-compliance with such covenants or agreements is waived in writing by Parent. If written notice of a claim for indemnification has been given in accordance with Section 8.2 prior to the expiration of the applicable representations, warranties or covenants, then the relevant representations, warranties or covenants shall survive as to such claim, until such claim has been finally resolved.

Section 8.2 Indemnification.

(a) Indemnification by Founders. From and after the Closing Date, each of the Founders (the “Indemnitors”) shall, severally and jointly, indemnify, defend and hold harmless Parent and its Affiliates (including but not limited to the Group Companies from and after the Closing) and their respective officers, directors, employees, stockholders, agents, attorneys, successors and assigns (collectively, the “Parent Indemnitees”) from and against all Liabilities, losses, damages (including but not limited to incidental and consequential damages), claims, costs and expenses (including but not limited to reasonable attorneys’ fees and expenses incurred in connection with the investigation or defense of any of the same or in responding to or cooperating with any governmental investigation), awards, judgements, fines and penalties actually suffered or incurred by Parent Indemnitees (in each case, whether absolute, accrued, conditional or otherwise and whether or not resulting from Third Party Claims) (hereinafter “Losses”), attributable to, arising out of or relating to:

(i) any inaccuracy in or breach of any representation or warranty with respect to the Group Companies and the Founder Holdcos set forth in Article III;

(ii) any breach or non-fulfillment of any covenant or obligation to be performed by any Warrantor under this Agreement or any other Transaction Documents (with respect to the Company, solely for any covenant or obligation to be performed by the Company under this Agreement or any other Transaction Documents prior to the Closing);

(iii) (x) the failure of any of the Shareholders to comply with its tax-payment obligations set forth under Section 5.8, including without limitation its obligation to pay the Circular 7 Taxes, if applicable, or (y) any other failure of the Seller Representative or the Founders to properly pay to any Tax authority amounts required to be paid by the Seller Representative (in the case of amounts required to be paid by any Non-Founder Shareholder) or the Founders under Section 5.8, as applicable, pursuant to applicable Laws in connection with the Reporting Transactions, disregarding, for the purposes of this Section 8.2(a)(iii), in determining the amount of Losses relating thereto, any limitations provided under Section 8.2(b) and any disclosure contained in the Disclosure Schedule;

(iv) any claim for Tax which has been made or may hereafter be made against the Group Companies wholly or partly in respect of or in consequence of any event occurring or any income, profits or gains earned, accrued or received by the Group Companies on or before the Closing (the “Tax Claim”), provided, however, that the Indemnitors shall be under no liability in respect of a Tax Claim:

A.	that is promptly cured without recourse to cash or other assets of any Group Company;

B.	to the extent that provision, reserve or allowance has been made for such Tax in the Financial Statements and the June 30 Management Accounts;

C.	if it has arisen in and relates to the ordinary course of business of any Group Company since the Balance Sheet Date;

D.

to the extent that the liability arises as a result only of a provision or reserve in respect of the liability made in the Financial Statements and the June 30 Management Accounts being insufficient by reason of any increase in rates of Tax announced after the Closing with retrospective effect, unless such increase in rates of Tax is solely attributable to, arising out of, or relating to any enforcement actions taken or penalties levied by any Tax authority against any non-compliance of the Group Companies with applicable Tax Laws before the Closing; and

E.	to the extent that the liability arises as a result of legislation which comes into force after the Closing and which is retrospective in effect;

(v) any fine or additional payment imposed or requested by relevant Government Authority after the Closing Date against the Company or any Parent Party resulting from any non-payment or underpayment of the PRC social insurance and housing fund contributions by the Group Companies before the Closing, in violation of relevant PRC Law; provided that (A) such fine or additional payment imposed or requested by relevant Government Authority is not solicited by Parent or resulted from Parent’s voluntary filings, (B) the Parent shall keep the Seller Representative fully and promptly informed of its communications with the Government Authority, and shall, promptly after the proposed amount of the fine and/or additional payment payable by the Parent Parties is determined by the competent Government Authority, deliver a written notice to the Seller Representative setting forth such proposed amount and obtain the Seller Representative’s written confirmation (which shall not be unreasonably withheld) of the proposed amount payable. If the Seller Representative does not agree with the proposed amount of the fine or additional payment payable, the Seller Representative shall have a reasonable opportunity to confer with the competent Government Authority to appeal and/or to reach mutual agreement as to the amount of fine or additional payment payable, and the Parent Parties shall provide necessary assistance and support upon reasonable request by the Seller Representative;

(vi) any claim against the Company or any Parent Party, arising from the date on which a notice of objection is given pursuant to Section 179 of the BVI Companies Act or from the date of which any claim is made known to the Company or the Founder Parties, as the case may be attributable to, arising out of, or relating to any Shareholder’s exercise of any right to demand payment of the fair value of its Company Shares or any Shareholder’s exercise of any dissenting or appraisal rights with respect to its Company Shares, in each case, as a result of the Acquisition Merger and pursuant to the BVI Companies Act or any other applicable Law, disregarding, for the purposes of this Section 8.2(a)(vi), in determining the amount of Losses relating thereto, any limitations provided under Section 8.2(b) and any disclosure contained in the Disclosure Schedule; and

(vii) any material violation or breach of any Specified Contract by any of the Group Companies prior to the date hereof.

(b) Limitation of Liability.

(i) The Indemnitors shall not be obliged to indemnify the Parent Indemnitees unless the aggregate amount of all Losses with respect to all claims exceeds RMB 8 million (the “Indemnification Threshold”) and once the Indemnification Threshold has been exceeded, the Indemnitors shall be required to indemnify for all of such Losses from the first dollar;

(ii) Except for the Losses attributable to or arising out of Section 8.2(a)(iii), (iv), (v), (vi) and (vii), none of the Indemnitors shall indemnify the Parent Indemnitees for any Losses arising from or in connection with the matters disclosed in the Disclosure Schedule;

(iii) Notwithstanding anything contained in this Agreement to the contrary, deduction from the Escrow Amount and Holdback KC Shares in accordance with Section 2.11 and Section 2.12, respectively, shall be the sole remedy to the Parent Indemnitees with respect to any claims they may have against the Indemnitors; provided that such limitation shall not apply to the Losses that are primarily resulted from (i) any breach of Fundamental Warranties by the Warrantors, (ii) any of the events set forth under Section 8.2(a)(iii) and Section 8.2(a)(vi); or (iii) any fraud or willful misconduct committed by any Warrantor under this Agreement;

(iv) No Parent Indemnitee may make a claim for the Losses attributable to or arising out of Section 8.2(a)(iii), (iv), and (v), unless notice in writing of the claim, incorporating a statement setting out in reasonable detail the grounds on which the claim is based, has been given by any Parent Indemnitee to the Indemnitors before the lapse of the applicable statute of limitation; and

(v) For purposes of determining the amount of Losses to which any Parent Indemnitee is entitled under this Article VIII, the terms “material” “materiality”, “Material Adverse Effect” or other similar terms will be disregarded.

(c) Procedures Relating to Indemnification.

(i) Any Party seeking indemnification under this Section 8.2 (an “Indemnified Party”) shall promptly give the Party from whom indemnification is being sought (an “Indemnifying Party”) notice of any matter which such Indemnified Party has determined and has given or could reasonably be expected to give rise to a right of indemnification under this Agreement stating in reasonable detail the nature of the claim, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 8.2 except to the extent the Indemnifying Party is materially prejudiced by such failure. With respect to any recovery or indemnification sought by an Indemnified Party from the Indemnifying Party that does not involve a Third Party Claim, if the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from its receipt of the notice from the Indemnified Party that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed with such claim. If the Indemnifying Party has disputed a claim for indemnification (including but not limited to any Third Party Claim), the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution to such dispute. If the Indemnifying Party and the Indemnified Party cannot resolve such dispute in thirty (30) days after delivery of the dispute notice by the Indemnifying Party, such dispute shall be resolved by arbitration pursuant to Section 9.4.

(ii) If an Indemnified Party shall receive notice of any Legal Proceeding, audit, demand or assessment (each, a “Third Party Claim”) against it or which may give rise to a claim for Loss under this Section 8.2, within ten (10) days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 8.2 except to the extent that the Indemnifying Party is materially prejudiced by such failure. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within five (5) days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party in its sole and absolute discretion for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party or the Indemnified Party without the prior written consent of the other party.

Section 8.3 Tax Treatment of Indemnification Payments. All indemnification payments made under this Article VIII shall be treated as adjustments to the Adjusted Merger Consideration for Tax purposes, unless otherwise required by applicable Law.

Article IX

Miscellaneous

Section 9.1 Seller Representative

(a) By obtaining the Company Shareholders Approval, each Shareholder shall irrevocably authorize and appoint the Seller Representative as such Person’s representative and attorney-in-fact to act on behalf of such Person with respect to this Agreement and to take any and all actions and make any decisions required or permitted to be taken by Seller Representative pursuant to this Agreement. This power of attorney granted thereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or more of the Shareholders, or by operation of Law, whether by death or other event.

(b) The Parent Parties shall be entitled to deal exclusively with the Seller Representative on all matters relating to this Agreement and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Shareholder by the Seller Representative, and on any other action taken or purported to be taken on behalf of any Shareholder by the Seller Representative, as being fully binding upon such Person. Notices or communications to or from the Seller Representative shall constitute notice to or from each of the Shareholders. Any decision or action by Seller Representative hereunder, including but not limited to any agreement between the Seller Representative and Parent relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Shareholders and shall be final, binding and conclusive upon each such Person. No Shareholder shall have the right to object to, dissent from, protest or otherwise contest the same.

Section 9.2 Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own fees and expenses in connection with the transactions contemplated herein.

Section 9.3 Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the laws of the Hong Kong Special Administrative Region (without giving effect to any choice of law principles thereof that would cause the application of the laws of another jurisdiction), except that the following matters arising out of or relating to this Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the British Virgin Islands in respect of which the Parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of the courts of the British Virgin Islands: the Mergers, the vesting of the assets and liabilities of each of Merger Subs, Founder Holdcos and the Company in the Surviving Acquisition Holdcos and Surviving Company as the case may be, the cancellation and conversion of shares pursuant to the Merger, the internal corporate affairs of the Founder Holdcos, the Company and Merger Subs, the fiduciary or other duties of the directors of each of Founder Holdcos, Merger Subs and the Company, the general rights of the respective shareholders of each of Merger Subs and the Company and the rights provided for in section 179 of the BVI Companies Act.

Section 9.4 Arbitration.

(a) Subject to Section 9.3, any dispute arising out of or in connection with this Agreement, including but not limited to any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Hong Kong in accordance with the Hong Kong International Arbitration Center Administered Arbitration Rules (the “HKIAC Rules”) in force when the notice of arbitration is submitted in accordance with the HKIAC Rules. The HKIAC Rules are deemed to be incorporated by reference to this Section. The tribunal shall be comprised of three (3) arbitrators. Parent, on the one hand, and the Founders, on the other hand, shall each nominate one arbitrator and the third, who shall serve as president of the tribunal, shall be nominated by the party-nominated arbitrators. The arbitration shall be conducted in English. Each Party irrevocably and unconditionally consents to such arbitration as the sole and exclusive method of resolving any dispute arising out of or in connection with this Agreement, including but not limited to any question regarding its existence, validity or termination, other than any proceedings to seek the remedies of specific performance as contemplated by Section 9.6.

(b) The award of the abovementioned arbitral tribunal shall be final and binding on the Parties. The Parties agree that they will not have recourse to any judicial proceedings in any jurisdiction whatsoever, for the purposes of seeking appeal, annulment, setting aside, modification or any diminution or impairment of its terms or effect insofar as such exclusion can validly be made. Judgment upon any award rendered may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

Section 9.5 Entire Agreement; Amendments and Waivers. This Agreement (including but not limited to the schedules and exhibits hereto) and the other Transaction Documents represent the entire understanding and agreement among the Parties with respect to the subject matter hereof and thereof. This Agreement can be amended, supplemented or changed only by written instrument making specific reference to this Agreement signed by Parent, the Founder Parties and the Company, and any provision hereof can be waived only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such waiver is sought. No action taken pursuant to this Agreement, including but not limited to any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 9.6 Specific Performance. The Parties acknowledge and agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that each Party shall be entitled to seek specific performance of the terms hereof. It is accordingly agreed that prior to termination of this Agreement in accordance with its terms, each Party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically (without proof of actual damages or harm, and not subject to any requirement for the securing or posting of any bond in connection therewith) the terms and provisions of this Agreement, this being in addition to any other remedy to which each Party is entitled at law or in equity.

Section 9.7 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed effectively given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by fax (with written confirmation of transmission) or email (provided that the sender of email shall not have received any message that such email was not timely delivered) or (iii) two (2) Business Days following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to Parent or Merger Subs, to:

Building E, Xiaomi Science and Technology Park, No. 33 Xierqi Middle

Road, Haidian District Beijing

Attention: Kaiyan TIAN

Email: tiankaiyan@kingsoft.com

If to the Founders, the Seller Representative on behalf of the Shareholders or, before the Closing, the Company and the Founder Holdcos, to:

7th Floor, Zhejiang Building

Chaoyang District, Beijing

Attention: Simon MA

Email: sma@camelotchina.com

Section 9.8 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.9 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided in Section 8.2 hereof. No assignment of this Agreement or of any rights or obligations hereunder may be made by (i) the Warrantors, directly or indirectly (by operation of Law or otherwise), without the prior written consent of Parent, or (ii) Merger Subs, or Parent directly or indirectly (by operation of Law or otherwise), without the prior written consent of the Seller Representative on behalf of the Shareholders, and any attempted assignment in violation of this Section 9.9 shall be void; provided, that Parent may assign its rights and obligations under this Agreement (including but not limited to Parent’s rights to seek indemnification hereunder) to any of their Affiliates. Each obligation of the Founder Holdcos shall be deemed to be also the obligation of the Founders on a joint and several basis.

Section 9.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK **

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

Kingsoft Cloud Holdings Limited

By:	/s/ HE Haijian
Name:	HE Haijian
Title:	Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

Kingsoft Cloud Holdings Limited

By:	/s/ WANG Yulin
Name:	WANG Yulin
Title:	Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

HEIDI CHOU (周鹤)

By: /s/ HEIDI CHOU

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

DREAMS POWER LTD.

By:	/s/Heidi Chou
Name:	Heidi Chou
Title:	Sole director

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

YIMING MA (马一鸣)

By:	/s/ YIMING MA

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

BENEFIT OVERSEAS LIMITED

By:	/s/Yiming Ma
Name:	Yiming Ma
Title:	Sole director

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

CAMELOT EMPLOYEE SCHEME INC.

By:	/s/ Yiming Ma
Name:	Yiming Ma
Title:	Sole Director

[Signature Page to Agreement and Plan of Merger]